SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

MetLife, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MetLife, Inc.
200 Park Avenue, New York, NY 10166

March 26, 2007

Dear Shareholder:

You are cordially invited to attend MetLife, Inc.’s 2007 Annual Meeting, which will be held on Tuesday, April 24, 2007 beginning at 10:30 a.m., Eastern Daylight Time, in the Versailles Room on the 2nd Floor of the St. Regis Hotel, Two East 55th Street, New York, New York.

At the meeting, shareholders will act on the election of five Class II Directors, the ratification of the appointment of Deloitte & Touche LLP as MetLife, Inc.’s independent auditor for 2007, and such other matters as may properly come before the meeting.

The vote of every shareholder is important. You can assure that your shares will be represented and voted at the meeting by signing and returning the enclosed proxy card, or by voting on the Internet or by telephone. If you choose to vote by mail, we have included a postage-paid, pre-addressed envelope to make it convenient for you to do so. The proxy card also contains detailed instructions on how to vote on the Internet or by telephone.

Sincerely yours,

C. Robert Henrikson
Chairman of the Board, President
and Chief Executive Officer

MetLife, Inc.
200 Park Avenue
New York, NY 10166

Notice of Annual Meeting

The 2007 Annual Meeting of MetLife, Inc. will be held in the Versailles Room on the 2nd Floor of the St. Regis Hotel, Two East 55th Street, New York, New York on Tuesday, April 24, 2007 at 10:30 a.m., Eastern Daylight Time. At the meeting, shareholders will act upon the following matters:

1.	The election of five Class II Directors;

2.	The ratification of the appointment of Deloitte & Touche LLP as MetLife, Inc.’s independent auditor for the fiscal year ending December 31, 2007; and

3.	Such other matters as may properly come before the meeting.

Information about the matters to be acted upon at the meeting is contained in the accompanying Proxy Statement.

Holders of record of MetLife, Inc. common stock at the close of business on March 1, 2007 will be entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

Gwenn L. Carr
Senior Vice President and Secretary

New York, New York
March 26, 2007

MetLife 2007 Proxy Statement

Proxy Statement — 2007 Annual Meeting

This Proxy Statement contains information about the 2007 Annual Meeting of MetLife, Inc. (“MetLife” or the “Company”), which will be held in the Versailles Room on the 2nd Floor of the St. Regis Hotel, Two East 55th Street, New York, New York on Tuesday, April 24, 2007 at 10:30 a.m., Eastern Daylight Time.

This Proxy Statement and the accompanying proxy card, which are furnished in connection with the solicitation of proxies by MetLife’s Board of Directors, are being mailed and made available electronically to shareholders on or about March 26, 2007.

Information About the 2007 Annual Meeting and Proxy Voting

Your vote is important.

Whether or not you plan to attend the 2007 Annual Meeting, please take the time to vote your shares as soon as possible. If you wish to return your completed proxy card by mail, the Company has included a postage-paid, pre-addressed envelope for your convenience. You may also vote your shares on the Internet or by using a toll-free telephone number (see the proxy card for complete instructions).

Matters to be voted on at the Annual Meeting.

MetLife intends to present the following two proposals for shareholder consideration and voting at the 2007 Annual Meeting:

1.	The election of five nominees to serve as Class II Directors.

2.	The ratification of the appointment of an independent auditor to audit the Company’s financial statements for the fiscal year ending December 31, 2007.

The Board recommends voting FOR these proposals.

The Board of Directors did not receive any notice prior to the deadline for submission of additional business that any other matters might be presented for a vote at the 2007 Annual Meeting. However, if another matter were to be presented, the proxies would use their own judgment in deciding whether to vote for or against it.

Holders of record of MetLife common stock are entitled to vote.

All holders of record of MetLife common stock at the close of business on March 1, 2007 (the “record date”) are entitled to vote at the 2007 Annual Meeting.

If you are the beneficial owner, but not the record owner, of MetLife common stock, you will receive instructions about voting from the bank, broker or other nominee that is the shareholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

Voting your shares.

•	If you are a shareholder of record or a duly appointed proxy of a shareholder of record, you may attend the 2007 Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy. Bring that document with you to the meeting.
•	Shareholders of record may also vote their shares by mail, on the Internet or by telephone. Voting on the Internet or by telephone will be available through 11:59 p.m., Eastern Daylight Time, on April 23, 2007.

MetLife 2007 Proxy Statement

•	Instructions about these ways to vote appear on your proxy card. If you vote on the Internet or by telephone, please have your proxy card available for reference when you vote.
•	Votes submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you do not specify how your shares are to be voted, the proxies will vote your shares FOR the election of the five nominees for Class II Director (“Class II Nominees”) listed on pages 6 and 7 of this Proxy Statement and FOR the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the fiscal year ending December 31, 2007.

Attending the 2007 Annual Meeting.

MetLife shareholders of record or their duly appointed proxies are entitled to attend the 2007 Annual Meeting. If you are a MetLife shareholder of record and wish to attend the meeting, please so indicate on the proxy card or as prompted by the telephone or Internet voting systems and an admission card will be sent to you. On the day of the meeting, please bring your admission card with you to present at the entrance to the Versailles Room on the 2nd Floor of the St. Regis Hotel, Two East 55th Street, New York, New York.

Beneficial owners also are entitled to attend the meeting; however, because the Company may not have evidence that you are a beneficial owner, you will need to bring proof of your ownership to be admitted to the meeting. A recent statement or letter from your bank, broker or other nominee that is the record owner confirming your beneficial ownership would be acceptable proof.

Changing or revoking your proxy after it is submitted.

You may change your vote or revoke your proxy at any time before the polls close at the 2007 Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it so that it is received by MetLife, Inc., c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, NJ 07606-9210 prior to the 2007 Annual Meeting;
•	sending your notice of revocation so that it is received by MetLife, Inc., c/o Mellon Investor

Services, P.O. Box 3510, South Hackensack, NJ 07606-9210 prior to the 2007 Annual Meeting or sending your notice of revocation to MetLife via the Internet at http://www.proxyvoting.com/met no later than 11:59 p.m., Eastern Daylight Time, on April 23, 2007;
•	subsequently voting on the Internet or by telephone no later than 11:59 p.m., Eastern Daylight Time, on April 23, 2007; or
•	attending the 2007 Annual Meeting and voting in person.

Remember, your changed vote or revocation must be received before the polls close for voting.

Voting by MetLife employees who have invested in the Savings and Investment Plan for MetLife Employees.

Mellon Bank, N.A., as Trustee of the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates Trust, will vote the MetLife shares in the Plan in accordance with the voting instructions given by Plan participants to the Trustee. Instructions on voting appear on the voting instruction form distributed to Plan participants. The Trustee must receive the voting instructions of a Plan Participant no later than 5:59 p.m., Eastern Daylight Time, on April 20, 2007 to vote in accordance with the instructions. The Trustee will generally vote the Plan shares for which it does not receive voting instructions in the same proportion as the shares for which it does receive voting instructions.

Voting of shares held in the MetLife Policyholder Trust.

The policyholders who are beneficiaries of the MetLife Policyholder Trust may direct Wilmington Trust Company, as Trustee, to vote their shares held in the Trust on certain matters that are identified in the Trust Agreement governing the Trust, including approval of mergers and contested directors’ elections. On all other matters, which would include the two proposals described in this Proxy Statement that are to be voted on at the 2007 Annual Meeting, the Trust Agreement directs the Trustee to vote the shares held in the Trust as recommended or directed by the Company’s Board of Directors.

MetLife 2007 Proxy Statement

Shares of MetLife common stock outstanding and entitled to vote at the 2007 Annual Meeting.

There were 754,990,184 shares of MetLife common stock outstanding as of the March 1, 2007 record date. Each of those shares is entitled to one vote on each matter to be voted on at the 2007 Annual Meeting.

Quorum.

To conduct business at the 2007 Annual Meeting, a quorum must be present. A quorum will be present if shareholders of record of one-third or more of the shares of MetLife common stock entitled to vote at the meeting are present in person or are represented by proxies.

Vote required to elect Directors and to approve other proposals.

If a quorum is present at the meeting, a plurality of the shares voting will be sufficient under Delaware Corporation Law to elect the Class II Nominees. This means that the Class II Nominees who receive the largest number of votes cast are elected as Directors, up to the maximum number of Directors to be elected at the meeting. However, the Board has established a majority voting standard in Director elections, which is described below.

In addition, subject to exceptions set forth in the Company’s Certificate of Incorporation, a majority of the shares voting will be sufficient to approve any other matter properly brought before the meeting, including the ratification of the appointment of Deloitte & Touche LLP as MetLife’s independent auditor.

Majority voting standard in Director elections.

The Company’s By-Laws provide that in an uncontested election, such as the election of the Class II Directors at the 2007 Annual Meeting, any incumbent Director who is a nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The Governance Committee of the Board will promptly consider the offer to resign and recommend to the Board whether to accept or reject it. The Board of Directors will decide within 90 days following certification of the shareholder vote whether to accept or reject the tendered resignation. The Board’s decision and, if applicable, the reasons for rejecting the tendered resignation, will be disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Tabulation of abstentions and broker non-votes.

If a shareholder abstains from voting as to a particular matter, the shareholder’s shares will not be counted as voting for or against that matter. If brokers or other record holders of shares return a proxy card indicating that they do not have discretionary authority to vote as to a particular matter (“broker non-votes”), those shares will not be counted as voting for or against that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of a vote.

Abstentions and broker non-votes will be counted to determine whether a quorum is present.

Inspector of Election and confidential voting.

The Board of Directors has appointed Lawrence E. Dennedy, Senior Vice President, MacKenzie Partners, Inc., to act as Inspector of Election at the 2007 Annual Meeting. The Company’s By-Laws provide for confidential voting.

Directors’ attendance at annual meetings.

Directors are expected to attend annual meetings of shareholders, and all 15 Directors then serving on the Board attended the 2006 Annual Meeting.

Cost of soliciting proxies for the 2007 Annual Meeting.

The Company has retained Mellon Investor Services to assist with the solicitation of proxies from the Company’s shareholders of record. For these services, the Company will pay Mellon Investor Services a fee of approximately $8,500, plus expenses. The Company also will reimburse banks, brokers or other nominees for their costs of sending the Company’s proxy materials to beneficial owners. Directors, officers or other MetLife employees also may solicit proxies from shareholders in person, or by telephone, facsimile transmission or other electronic means of communication, but will not receive any additional compensation for such services.

MetLife 2007 Proxy Statement

Other Information

Shareholder proposals — deadline for submission of shareholder proposals for the 2008 Annual Meeting.

Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), establishes the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in MetLife’s 2008 proxy materials must be received by MetLife, Inc. at One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary, on or before the close of business on November 27, 2007. Proposals must comply with all the requirements of Rule 14a-8.

A shareholder who wishes to present a matter for action at MetLife’s 2008 Annual Meeting, but chooses not to do so under Rule 14a-8 under the Exchange Act, must deliver to the Corporate Secretary of MetLife on or before December 26, 2007, a notice containing the information required by the advance notice and other provisions of the Company’s By-Laws. A copy of the By-Laws may be obtained by directing a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

Where to find the voting results of the 2007 Annual Meeting.

The preliminary voting results will be announced at the 2007 Annual Meeting. The final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

Electronic delivery and Internet availability of the Proxy Statement and Annual Report to Shareholders.

This Proxy Statement and MetLife’s 2006 Annual Report to Shareholders may be viewed online at http://investor.metlife.com. If you are a shareholder of record, you may elect to receive future annual reports and proxy statements electronically by consenting to electronic delivery online at

https://vault.melloninvestor.com/isd. If you choose to receive your proxy materials electronically, your choice will remain in effect until you notify MetLife that you wish to discontinue electronic delivery of these documents. You may provide your notice to   MetLife via the Internet at https://vault.melloninvestor.com/isd or by writing to MetLife, Inc., c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, NJ 07606-9210. In the United States, you also may provide such notice by calling toll free 1-800-649-3593.

If you hold your MetLife shares through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to elect this option.

In accordance with rules adopted by the SEC in December 2006, the Company may elect to furnish proxy materials to shareholders for the 2008 Annual Meeting by posting its materials on a publicly accessible Internet website and providing shareholders with a notice informing them that the materials are available and explaining how to access those materials. If the Company elects to furnish proxy materials in this manner, shareholders would be entitled to request a copy of the proxy materials in paper or by e-mail, at no charge, in accordance with the rules.

Principal executive offices.

The principal executive offices of MetLife are located at 200 Park Avenue, New York, NY 10166.

MetLife’s Annual Report on Form 10-K.

To obtain without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, address your request to MetLife Investor Relations, MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, New York 11101-4007 or, on the Internet, go to http://investor.metlife.com and submit your request by selecting “Information Requests,” or call 1-800-649-3593. The Annual Report on Form 10-K may also be accessed at http://investor.metlife.com and at the SEC’s website at http://www.sec.gov.

MetLife 2007 Proxy Statement

Information About Communications with the Company’s Directors

The following chart describes the procedures to send communications to the Company’s Board of Directors, the Non-Management Directors (as defined on page 13) and the Audit Committee.

Security Holder Communications to the Board of Directors.
Communications from security holders to individual Directors or to the Board of Directors may be submitted by writing to the address set forth to the right.

The communication should state that it is from a MetLife security holder. The Corporate Secretary of MetLife may require reasonable evidence that the communication or other submission is, in fact, from a MetLife security holder before transmitting it to the Board of Directors.
The Board of Directors MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

Communications to the Non-Management Directors. Communications to the Non-Management Directors may be submitted by writing to the address set forth to the right.	The Non-Management Directors MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

Communications Directly to the Audit Committee.
Communications to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted:
  •    by sending a written communication to the address set forth to the right, or

  •    by stating the communication in a call to the MetLife Compliance and Fraud Hotline (1-800-462-6565) and identifying the communication as intended for the Audit Committee, or

  •    by sending the communication in an e-mail message to the Company’s Special Investigation Unit at siuline@metlife.com and identifying the communication as intended for the Audit Committee.
Audit Committee MetLife, Inc. One MetLife Plaza 27-01 Queens Plaza North Long Island City, NY 11101-4007 Attention: Corporate Secretary

MetLife 2007 Proxy Statement

Proposal One — Election of Directors

At the 2007 Annual Meeting, five Class II Directors will be elected for a term ending at the Company’s 2010 Annual Meeting. If elected, Charles M. Leighton, a Class II Nominee, will retire from the Board effective as of the 2008 Annual Meeting, in accordance with the Board’s retirement policy (see page 24 for a discussion of the Board’s retirement policy). For additional information about the classes of Directors, see “Information About the Board of Directors — Responsibilities, Independence and Composition of the Board of Directors” beginning on page 13.

Each Class II Nominee is currently serving as a Director of MetLife and has agreed to continue to serve if elected. The Board of Directors has no reason to believe that any Nominee would be unable to serve if elected; however, if for any reason a Nominee should become unable to serve at or before the 2007 Annual Meeting, the Board could reduce the size of the Board or nominate someone else for election. If the Board were to nominate someone else to stand for election at the 2007 Annual Meeting, the proxies could use their discretion to vote for that person.

Curtis H. Barnette and Harry P. Kamen, each a Class II Director, will retire from the Board of Directors effective as of the 2007 Annual Meeting and are not standing for election. As a result, the size of the Board has been reduced to 14 members effective as of the 2007 Annual Meeting.

The Board of Directors recommends that you vote FOR the election of each of the following Class II Nominees:

Burton A. Dole, Jr., age 69, is Chairman of Dole/Neal, LLC, a privately-held energy management firm. Mr. Dole was a Partner and Chief Executive Officer of MedSouth Therapies, LLC, a rehabilitative health care company, from 2001 to 2003, and was Chairman of the Board of Nellcor Puritan Bennett, Incorporated, a medical equipment company, from 1995 until his retirement in 1997. He was Chairman of the Board, President and Chief Executive Officer of
Puritan Bennett, Incorporated from 1986 to 1995. Mr. Dole served as Chairman of the Board of Directors of the Kansas City Federal Reserve Bank and Federal Reserve Agent from 1992 through 1994. Mr. Dole was a Director of New England Mutual Life Insurance Company from 1994 to 1996, before it was acquired by Metropolitan Life Insurance Company. He served as Chairman of the Conference of Chairmen of the Federal Reserve System in 1994. He received both a bachelor’s degree in mechanical engineering and a master’s degree in business administration from Stanford University. Mr. Dole has been a Director of MetLife since August 1999 and a Director of Metropolitan Life Insurance Company since 1996.

R. Glenn Hubbard, Ph.D., age 48, has been the Dean of the Graduate School of Business at Columbia University since 2004 and the Russell L. Carson Professor of Finance and Economics since 1994. Dr. Hubbard has been a professor of the Graduate School of Business at Columbia University since 1988. He is also a visiting scholar and Director of the Tax Policy Program for the American Enterprise Institute, and was a member of the Panel of Economic Advisers for the Congressional Budget Office from 2004 to 2006. From 2001 to 2003, Dr. Hubbard served as Chairman of the U.S. Council of Economic Advisers and as Chairman of the Economic Policy Committee of the Organization for Economic Cooperation and Development. Dr. Hubbard is a member of the Board of Directors of Automatic Data Processing, Inc., BlackRock Closed-End Funds, Capmark Financial Corporation, Duke Realty Corporation, KKR Financial Corporation and Ripplewood Holdings. He is also a Trustee of the Economic Club of New York, Tax Foundation and Fifth Avenue Presbyterian Church, New York, and a member of the Advisory Board of the National Center on Addiction and Substance Abuse. Dr. Hubbard holds a Ph.D. and master’s degree in economics from Harvard University, and a bachelor of arts degree and a bachelor of sciences degree from the University of Central Florida. He

MetLife 2007 Proxy Statement

has been a Director of MetLife and Metropolitan Life Insurance Company since February 2007.

James M. Kilts, age 59, has been Founding Partner, Centerview Partners Management, LLC, a financial advisory firm, since October 2006. He had been Vice Chairman of the Board of The Procter & Gamble Company from October 2005, following the merger of The Gillette Company with Procter & Gamble, until October 2006. Previously and, until October 2005, he had served as Chairman of the Board, Chief Executive Officer and President of Gillette since January 2001, February 2001 and November 2003, respectively. Prior to joining Gillette, Mr. Kilts was President and Chief Executive Officer of Nabisco Group Holdings Corp. from December 1999 until it was acquired in December 2000 by Philip Morris Companies Inc., now Altria Group Inc. He was President and Chief Executive Officer of Nabisco Holdings Corp. and Nabisco Inc. from January 1998 to December 1999. Before that, he was an Executive Vice President, Worldwide Food, Philip Morris, from 1994 to 1997 and served as President of Kraft USA from 1989 to 1994. Previously, he served as President of Kraft Limited in Canada and as Senior Vice President of Kraft International. Mr. Kilts began his business career with General Foods Corporation in 1970. Mr. Kilts is a member of the Board of Directors of The New York Times Company and MeadWestvaco Corporation, and a member of the Supervisory Board of the Nielsen Company, a leading global and information media company. He also serves on the Board of the American Institute of Contemporary German Studies. A graduate of Knox College, Mr. Kilts serves on the College’s Board of Trustees, is Chairman of the Advisory Council of the University of Chicago Graduate School of Business and is a Trustee of the University of Chicago. He previously was Chairman of the Grocery Manufacturers of America. Mr. Kilts has been a Director of MetLife and Metropolitan Life Insurance Company since 2005.

Charles M. Leighton, age 71, is Executive Director, US SAILING. He was Chairman of the Board and Chief Executive Officer of the CML Group, Inc., a specialty retail company, from 1969 until his retirement in March 1998. Mr. Leighton is a Trustee of Lahey Clinic. Mr. Leighton received a bachelor’s degree and an honorary law degree from Bowdoin College and a master’s degree in business administration from Harvard Business School. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1996.

David Satcher, M.D., Ph.D., age 66, is the Director of the Center of Excellence on Health Disparity at the Morehouse School of Medicine (MSM), where he also occupies the Poussaint-Satcher-Cosby Chair in Mental Health. From December 2004 to July 2006, Dr. Satcher served as the President of MSM. From September 2002 to December 2004, Dr. Satcher was the Director of the National Center for Primary Care at MSM. Dr. Satcher completed his four-year term as the 16th Surgeon General of the United States in February 2002, after which he served as a Senior Visiting Fellow with the Kaiser Family Foundation until he assumed the post of Director of the National Center for Primary Care. Dr. Satcher served as the U.S. Assistant Secretary for Health from 1998 to January 2001, and from 1993 to 1998, he was the Director of the Centers for Disease Control and Prevention and the administrator of the Agency for Toxic Substances and Disease Registry. Dr. Satcher is a member of the Board of Directors of Johnson & Johnson and the Kaiser Family Foundation and is Co-Chair of the Ad Council’s Advisory Committee on Public Issues. Dr. Satcher has been a Director of MetLife and Metropolitan Life Insurance Company since February 2007.

The following Class II Directors are continuing in office until the 2007 Annual Meeting:

Curtis H. Barnette, age 72, has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 2000. He is also Chairman Emeritus of Bethlehem Steel Corporation and was a Director and its Chairman and Chief Executive Officer from November 1992 through April 2000. Mr. Barnette is a former Director of Owens Corning, and a former member of the Norfolk Southern Advisory Board. He is a member and former Chair of the Board of Governors of West Virginia University, a Director and former Chair of the West Virginia University Foundation, Chair of the Yale Law School Fund Board, a Director of the Ron Brown Award for Corporate Leadership Board, a Director of the Pennsylvania Parks and Forests Foundation, Chair

MetLife 2007 Proxy Statement

and Director of the National Museum of Industrial History and Comenius Professor and Executive in Residence at Moravian College, of which he is also a Trustee. Mr. Barnette served on the President’s Trade Advisory Committee from 1989 to 2002 and is a Director of the National Center for State Courts and the Pennsylvania Society. Mr. Barnette also was a member of The Business Council. Mr. Barnette received a bachelor’s degree from West Virginia University and a law degree from Yale Law School. He also attended the Advanced Management Program at Harvard Business School and Manchester University where he was a Fulbright Scholar. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1994.

Harry P. Kamen, age 73, was Chairman of the Board and Chief Executive Officer of Metropolitan Life Insurance Company from April 1993 until his retirement in July 1998 and, in addition, was its President from December 1995 to November 1997. Mr. Kamen began his career at Metropolitan Life Insurance Company in 1959. He is a Trustee of the Granum Series Trust Fund and the Cultural Institutions Retirement System. Mr. Kamen is a former director of Banco Santander Central Hispano SA (Spain), Bethlehem Steel Corporation and Pfizer Inc. He is a Director of the New York Botanical Garden and the Chamber Music Society of Lincoln Center and a member of the Board of Advisors of the Mailman School of Public Health at Columbia University. In addition, he is an Honorary Trustee of Smith College and The American Museum of Natural History. Mr. Kamen received a bachelor’s degree from the University of Pennsylvania and a law degree from Harvard Law School and attended the Senior Executive Program at M.I.T. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1992.

The following Class III Directors are continuing in office until the 2008 Annual Meeting:

Sylvia Mathews Burwell, age 41, is President of the Global Development Program at The Bill and Melinda Gates Foundation. Ms. Burwell joined the Foundation in 2001 as Executive Vice President and served as its Chief Operating Officer and Executive Director from 2002 to April 2006. Prior to joining the Foundation, she served as Deputy Director of the Office of Management and Budget in Washington, D.C. from 1998. Ms. Burwell served as Deputy Chief of Staff to President Bill Clinton from 1997 to 1998, and was Chief of Staff to Treasury Secretary Robert Rubin from 1995 to 1997. She also served as Staff Director for the National Economic Council from 1993 to 1995. Ms. Burwell was Manager of President Clinton’s economic transition team. Prior to that, she was an Associate at McKinsey and Company from 1990 through 1992. She is a Chairman’s Advisory Council Member of the Council on Foreign Relations, and a member of the Pacific Council on International Policy, the Aspen Strategy Group and the Nike Foundation Advisory Group. In addition, Ms. Burwell is a Governing Council Member of the Miller Center of Public Affairs at the University of Virginia. Ms. Burwell received a bachelor’s degree in government, cum laude, from Harvard University in 1987 and a bachelor’s degree in philosophy, politics and economics from Oxford University, where she was a Rhodes Scholar. Ms. Burwell has been a Director of MetLife and Metropolitan Life Insurance Company since 2004.

Cheryl W. Grisé, age 54, has served as Executive Vice President of Northeast Utilities, a public utility holding company, since December 2005, Chief Executive Officer of its principal operating subsidiaries from September 2002 to January 2007, President of the Utility Group of Northeast Utilities Service Company from May 2001 to January 2007, President of the Utility Group of Northeast Utilities from May 2001 to December 2005, and Senior Vice President, Secretary and General Counsel of Northeast Utilities from 1998 to 2001. Ms. Grisé will retire from Northeast Utilities at the end of the second quarter of 2007. Ms. Grisé is a Director of Dana Corporation. She also serves on the Boards of the MetroHartford Alliance, Greater Hartford Arts Council, University of Connecticut Foundation, Business Council of Fairfield County, the New England Council and the American Gas Association. She received a bachelor of arts degree from the University of North Carolina at Chapel Hill and a law degree from Thomas Jefferson School of Law, and has completed the Yale Executive Management Program. Ms. Grisé has been a Director of MetLife

MetLife 2007 Proxy Statement

and Metropolitan Life Insurance Company since 2004.

James R. Houghton, age 70, has been Chairman of the Board of Corning Incorporated, a global technology company, since 2002 and was its Chief Executive Officer from April 2002 to April 2005. He also served as Chairman and Chief Executive Officer of Corning from 1983 to 1996, Chairman of the Board Emeritus of Corning from 1996 to June 2000 and Non-Executive Chairman of the Board of Corning from June 2000 to April 2002. Mr. Houghton is also a Director of ExxonMobil Corporation and Market Street Trust Company. Mr. Houghton is a Trustee of the Metropolitan Museum of Art, the Morgan Library and Museum, Hospital for Special Surgery and the Corning Foundation, and is a Fellow of the Harvard Corporation. He graduated from Harvard College and received a master’s degree from Harvard Business School. Mr. Houghton has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1975.

Helene L. Kaplan, age 73, has been Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1990. She is a former Director of J.P. Morgan Chase & Co., ExxonMobil Corporation, The May Department Stores and Verizon Communications, Inc. Mrs. Kaplan is a Member (and former Director) of the Council on Foreign Relations. She is serving her second term as Chair of Carnegie Corporation of New York, and is a Trustee and Vice-Chair of The American Museum of Natural History. She is Trustee Emerita and Chair Emerita of Barnard College and Trustee Emerita of The J. Paul Getty Trust and The Institute for Advanced Study. Mrs. Kaplan is a Fellow of the American Philosophical Society and a Member of the American Academy of Arts and Sciences. Mrs. Kaplan received a bachelor’s degree, cum laude, from Barnard College and a law degree from New York University Law School. She is the recipient of many honors, including honorary degrees from Columbia University and Mount Sinai School of Medicine. Mrs. Kaplan has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1987.

William C. Steere, Jr., age 70, was Chairman of the Board and Chief Executive Officer of Pfizer Inc., a research-based global pharmaceutical company, from 1992 until his retirement in May 2001. Mr. Steere is a Director of Pfizer Inc. and Health Management Associates, Inc. and is a Director of the Naples Philharmonic Center for the Arts. Mr. Steere received a bachelor’s degree from Stanford University. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1997. Mr. Steere was appointed as Lead Director of MetLife’s Board of Directors on January 18, 2006.

The following Class I Directors are continuing in office until the 2009 Annual Meeting:

C. Robert Henrikson, age 59, has been Chairman, President and Chief Executive Officer of MetLife and Metropolitan Life Insurance Company since April 25, 2006. Previously, he was President and Chief Executive Officer of MetLife and Metropolitan Life Insurance Company from March 1, 2006, President and Chief Operating Officer of the Company from June 2004, and President of its U.S. Insurance and Financial Services businesses from July 2002 to June 2004. He served as President of Institutional Business of MetLife from September 1999 to July 2002 and President of Institutional Business of Metropolitan Life Insurance Company from May 1999 to June 2002. During his more than 30-year career with MetLife, Mr. Henrikson has held a number of senior positions in the Company’s Individual, Group and Pension businesses. Mr. Henrikson is a Director of the American Council of Life Insurers, a Director Emeritus of the American Benefits Council, Chairman of the Board of the Wharton School’s S.S. Huebner Foundation for Insurance Education, a member of the Financial Services Forum and a Trustee of the American Museum of Natural History. He also serves on the National Board of Advisors at the Morehouse School of Medicine and the Board of Directors of The New York Philharmonic and The New York Botanical Garden. Mr. Henrikson received a bachelor’s degree from the University of Pennsylvania and a law degree from Emory University School of Law. In addition, he is a graduate of the Wharton School’s Advanced Management Program. He has been a Director of MetLife since April 26, 2005 and a Director of Metropolitan Life Insurance Company since June 1, 2005.

MetLife 2007 Proxy Statement

John M. Keane, age 64, is the co-founder and Senior Managing Director of Keane Advisors, LLC, a private equity investment and consulting firm, President of GSI, LLC, an independent consulting firm, Senior Advisor to Kohlberg, Kravis, Roberts and Co., a private equity firm specializing in management buyouts, and an Advisor to the Chairman and Chief Executive Officer of URS Corporation, a global engineering design firm. General Keane served in the U.S. Army for 37 years. He was Vice Chief of Staff and Chief Operating Officer of the Army from 1999 until his retirement in October 2003. He is a Director of General Dynamics Corporation. He also is a military contributor and analyst with ABC News and is a member of the United States Department of Defense Policy Board. He also serves on the Boards of the Knollwood Foundation, the Pentagon Memorial Fund, the Army Heritage Foundation, the George C. Marshall Foundation and the Terry C. Maude Foundation. General Keane received a bachelor’s degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. General Keane has received honorary doctorate degrees in law and public service from Fordham University and Eastern Kentucky University, respectively. General Keane has been a Director of MetLife and Metropolitan Life Insurance Company since 2003.

Hugh B. Price, age 65, has been a Senior Fellow at the Brookings Institution since February 2006. Previously, he was a Senior Advisor to the law firm of DLA Piper Rudnick Gray Cary US LLP from September 2003 until September 2005 and served as President and Chief Executive Officer of the National Urban League, Inc. from 1994 to April 2003. Mr. Price is a Director of Verizon Communications, Inc. He is a Trustee of the Mayo Clinic and the Committee for Economic Development, and a director of the Jacob Burns Film Center. Mr. Price received a bachelor’s degree from Amherst College and received a law degree from Yale Law School. He has been a Director of MetLife since 1999 and a Director of Metropolitan Life Insurance Company since 1994.

Kenton J. Sicchitano, age 62, was a Global Managing Partner of PricewaterhouseCoopers LLP, an assurance, tax and advisory services company, until his retirement in June 2001. Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in 2001. He is a Director of PerkinElmer, Inc. and Analog Devices, Inc. At various times from 1986 to 1995, he served as a Director and/or officer of a number of not-for-profit organizations, including as President of the Harvard Business School Association of Boston, Director of the Harvard Alumni Association and the Harvard Business School Alumni Association, Director and Chair of the Finance Committee of New England Deaconess Hospital and a Trustee of the New England Aquarium. Mr. Sicchitano received a bachelor’s degree from Harvard College and a master’s degree in business administration from Harvard Business School. Mr. Sicchitano has been a Director of MetLife and Metropolitan Insurance Company since 2003.

MetLife 2007 Proxy Statement

Proposal Two — Ratification of Appointment of the Independent Auditor

The Board of Directors recommends that you vote to ratify the appointment of Deloitte & Touche LLP as MetLife’s independent auditor for the fiscal year ending December 31, 2007.

The Audit Committee, which is solely responsible for appointing the independent auditor of the Company, subject to shareholder ratification, has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor for the fiscal year ending December 31, 2007. Deloitte has served as independent auditor of MetLife and Metropolitan Life Insurance Company and most of its subsidiaries for many years, and its long term knowledge of the MetLife group of companies has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency. The Board of Directors has endorsed the appointment of Deloitte as MetLife’s independent auditor for 2007, subject to ratification by MetLife shareholders at the 2007 Annual Meeting.

In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s relevant qualifications and competencies, including that Deloitte is a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (“PCAOB”) as required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Rules of the PCAOB, Deloitte’s independence and its processes for maintaining its independence, the results of the independent review of its quality control system, the key members of the engagement team for the audit of the Company’s financial statements, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee assures the regular rotation of the audit engagement team partners as required by law.

The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under
Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed in the next fiscal year and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform during the next fiscal year and an estimated amount of fees for each of those services, as well as information on pre-approved services provided by the independent auditor in the current year.

Based on this information, the Audit Committee pre-approves the audit services that the Company expects to be performed by the independent auditor in connection with the audit of the Company’s financial statements for the next fiscal year, and the audit-related, tax and other permitted non-audit services that management may desire to engage the independent auditor to perform during the next fiscal year. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor.

If, during the course of the year, the audit, audit-related, tax and other permitted non-audit fees exceed the previous estimates provided to the Audit Committee, the Audit Committee determines whether or not to approve the additional fees. The Audit Committee or a designated member of the Audit Committee to whom authority has been delegated may, from time to time, pre-approve additional audit and non-audit services to be performed by the Company’s independent auditor.

Representatives of Deloitte will attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

MetLife 2007 Proxy Statement

All of the fees set forth below have been pre-approved by the Audit Committee in accordance with its pre-approval procedures.

Independent Auditor’s Fees for 2006 and 2005(1)

	2006	2005

Audit Fees(2)	$44.5 million	$46.6 million
Audit-Related Fees(3)	7.0 million	10.8 million
Tax Fees(4)	1.9 million	1.9 million
All Other Fees(5)	0.2 million	0.2 million

(1)	The fees shown in the table include fees billed to Reinsurance Group of America, Incorporated, a publicly traded company and majority-owned subsidiary of MetLife, Inc. Such fees in fiscal years 2005 and 2006 were approved by the Audit Committee of MetLife, Inc. The table also includes fees for audit services Deloitte provided to the Travelers Life and Annuity businesses that were acquired from Citigroup Inc. on July 1, 2005 (the “Travelers Entities”) following the Company’s acquisition of the Travelers Entities.

(2)	Fees for services to perform an audit or review in accordance with auditing standards of the PCAOB and services that generally only the Company’s independent auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(3)	Fees for assurance and related services that are traditionally performed by the Company’s independent auditor, such as audit and related services for employee benefit plan audits, due diligence related to mergers and acquisitions (including related to the acquisition of the Travelers Entities), accounting consultations and audits in connection with proposed or consummated acquisitions (including related to the acquisition of the Travelers Entities), internal control reviews, attest services not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

(4)	Fees for tax compliance, consultation and planning services. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds and tax payment planning services. Tax consultation and tax planning encompass a diverse range of services, including assistance in connection with tax audits and filing appeals, tax advice related to mergers and acquisitions, advice related to employee benefit plans and requests for rulings or technical advice from taxing authorities.

(5)	De minimis fees for other types of permitted services.

MetLife 2007 Proxy Statement

Corporate Governance

Corporate Governance Guidelines.

The Board of Directors has adopted Corporate Governance Guidelines that set forth the Board’s policies regarding Director independence, the qualifications of Directors, the identification of candidates for Board positions, the responsibilities of Directors, the Committees of the Board, management succession, Director access to management and outside advisors, and Director compensation. The Guidelines also address the appointment of a Lead Director by the Independent Directors (as defined below), and the Board’s majority voting standard in uncontested Director elections, which is also reflected in the Company’s By-Laws. A printable version of the Corporate Governance Guidelines may be found on MetLife’s website at http://www.metlife.com/corporategovernance. A copy of the Corporate Governance Guidelines also may be obtained by any shareholder by submitting a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

Information About the Board of Directors.

Responsibilities, Independence and Composition of the Board of Directors.  The Directors of MetLife are individuals upon whose judgment, initiative and efforts the success and long-term value of the Company depend. As a Board, these individuals review MetLife’s business policies and strategies and oversee the management of the Company’s businesses by the Chief Executive Officer and the other executive officers. The Board currently consists of 16 Directors, 15 of whom are both Non-Management Directors and Independent Directors. Effective as of the 2007 Annual Meeting, the size of the Board has been reduced to 14 members, 13 of whom are both Non-Management Directors and Independent Directors. A “Non-Management Director” is a Director who is not an officer of the Company or of any entity in a consolidated group with the Company. An “Independent Director” is a Non-Management
Director who the Board of Directors has affirmatively determined has no material relationships with the Company or any of its consolidated subsidiaries and is independent within the meaning of the New York Stock Exchange Inc.’s Corporate Governance Standards (the “NYSE Governance Standards”). An Independent Director for Audit Committee purposes meets additional requirements of Rule 10A-3 under the Exchange Act.

As permitted by the NYSE Governance Standards, the Board of Directors has adopted Categorical Standards Regarding Director Independence (the “Categorical Standards”) to assist it in making determinations of independence. The Board has determined that the Independent Directors satisfy all applicable Categorical Standards. The Categorical Standards are set forth in Appendix A to this Proxy Statement. They are also included in the Corporate Governance Guidelines of the Company, which are available on MetLife’s website at http://www.metlife.com/corporategovernance under the link “Director Qualifications & Independence.”

The Board has affirmatively determined that Curtis H. Barnette, Sylvia Mathews Burwell, Burton A. Dole, Cheryl W. Grisé, James R. Houghton, R. Glenn Hubbard, Harry P. Kamen, Helene L. Kaplan, John M. Keane, James M. Kilts, Charles M. Leighton, Hugh B. Price, David Satcher, Kenton J. Sicchitano and William C. Steere, Jr. are all Independent Directors who do not have any material relationships with the Company or any of its consolidated subsidiaries.

Mr. Barnette and Mrs. Kaplan are each Of Counsel to the law firm of Skadden, Arps, Slate, Meagher & Flom, LLP (“Skadden”), which provides legal services to the Company and its affiliates. In determining that Mr. Barnette and Mrs. Kaplan are independent, the Board considered its Categorical Standards, which provide that a Director will not be deemed to have a material relationship with the Company that impairs the

MetLife 2007 Proxy Statement

Director’s independence because the Director is an officer or other person holding a salaried position at an entity (other than a principal, equity partner or member of such entity) that provides professional services to the Company and the amount of all payments from the Company to the entity during the most recently completed fiscal year was less than two percent of the other entity’s consolidated gross revenues. In their positions as Of Counsel to Skadden, which did not in 2006 receive payments in excess of two percent of its consolidated gross revenues from the Company, Mr. Barnette and Mrs. Kaplan are paid a salary and are not principals, equity partners or members of Skadden. Neither Mrs. Kaplan nor Mr. Barnette receives compensation from Skadden that is directly or indirectly related to fees that Skadden receives from MetLife. Neither has the right to vote in firm matters or participate in Skadden’s profits. Mr. Barnette will retire from the Board of Directors effective as of the 2007 Annual Meeting and Mrs. Kaplan will retire from the Board of Directors effective as of the 2008 Annual Meeting.

Ms. Grisé is an executive officer of Northeast Utilities, which has issued debt securities and commercial paper that is held by MetLife. In determining that Ms. Grisé is independent, the Board considered its Categorical Standards, which provide that a Director will not be deemed to have a material relationship with the Company that impairs the Director’s independence because the Director is an officer of an entity that is indebted to the Company, provided that the entity’s indebtedness is less than three percent of the total consolidated assets of that entity at the end of the previous fiscal year. MetLife’s holdings of Northeast Utilities securities constitute less than three percent of Northeast Utilities total consolidated assets at December 31, 2006, based on information available to the Company. In January 2007, Northeast Utilities announced that Ms. Grisé will retire at the end of the second quarter of 2007.

In determining that Ms. Burwell is independent, the Board considered that on December 1, 2006 Ms. Burwell’s sister became an executive officer of Local Initiatives Support Corporation (“LISC”), a not-for-profit corporation that provides financial and other support to resident-led community-based development organizations. Metropolitan

Life Insurance Company is a lender to LISC under its social investment program. LISC uses these funds to provide loans to eligible community-based organizations. The principal amount of these loans to LISC constitutes less than three percent of the total consolidated assets of LISC as of December 31, 2006, which is the threshold in the Categorical Standard that would apply if Ms. Burwell had a direct, rather than an indirect, relationship with LISC. In addition, The MetLife Foundation makes financial contributions to LISC, which LISC uses to fund a variety of community-based programs and organizations. In 2006, these grants constituted less than two percent of the consolidated gross revenues of LISC, which is the threshold in the Categorical Standard that would apply if Ms. Burwell had a direct, rather than an indirect, relationship with LISC. MetLife also holds equity investments in LISC-affiliated partnerships. The Board of Directors did not consider Ms. Burwell’s sister’s relationship with LISC to be material to Ms. Burwell’s independence because the LISC-related loans, grants and equity investments were each made in the ordinary course, and because Ms. Burwell’s sister was not, nor is, directly engaged in any of these transactions.

The Company’s Board of Directors is divided into three classes. One class is elected each year to hold office for a term of three years. Of the 16 current Directors, seven are Class II Directors with terms expiring at the 2007 Annual Meeting, five are Class III Directors with terms expiring at the 2008 Annual Meeting, and four are Class I Directors with terms expiring at the 2009 Annual Meeting. As a result of the reduction of the size of the Board to 14 members, effective as of the 2007 Annual Meeting, the size of Class II will be reduced to five Directors.

Executive Sessions of Non-Management Directors.  The Non-Management Directors of the Company (all of whom were also Independent Directors of the Company during 2006) meet in regularly scheduled executive sessions without the presence of the Company’s management. If the group of Non-Management Directors were to include Directors who were not also Independent Directors, the Independent Directors would meet, at least once a year, in an executive session that

MetLife 2007 Proxy Statement

included only Independent Directors. The Independent Directors annually appoint a Lead Director, who presides when the Non-Management Directors meet in executive session. Mr. Steere has served as Lead Director since January 2006.

Director Nomination Process.  Potential candidates for nomination as Directors are identified by the Board of Directors and the Governance Committee through a variety of means, including recommendations of search firms, Board members, executive officers and shareholders. Potential candidates for nomination as Director must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Chairs of the Audit, Compensation and Governance Committees. Candidates are evaluated based on the information supplied by the candidates and information obtained from other sources.

The Governance Committee will consider shareholder recommendations of candidates for nomination as Director. To be timely, a shareholder recommendation must be submitted to the Governance Committee, MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary, not later than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. Recommendations for nominations of candidates for election at the 2008 Annual Meeting must be received by the Corporate Secretary no later than December 26, 2007.

The Governance Committee makes no distinctions in evaluating nominees based on whether or not a nominee is recommended by a shareholder. Shareholders recommending a nominee must satisfy the notification, timeliness, consent and information requirements set forth in the Company’s By-Laws concerning Director nominations by shareholders.

The shareholder’s recommendation must set forth all the information regarding the person recommended that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Exchange Act, and must include the recommended nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director if elected. In addition, the shareholder’s recommendation must include (i) the name and address of the recommending shareholder and the candidate being recommended; (ii) a description of all arrangements or understandings between the nominating shareholder and the person being recommended and any other persons (naming them) pursuant to which the nominations are to be made by the shareholder; (iii) a representation that the recommendation is being made by a beneficial owner of the Company’s stock; and (iv) if the recommending shareholder intends to solicit proxies, a statement to that effect.

Under the Company’s Corporate Governance Guidelines, the following specific, minimum qualifications must be met by any candidate that the Company would recommend for election to the Board of Directors:

•	Financial Literacy. Such person should be “financially literate,” as such qualification is interpreted by the Company’s Board of Directors in its business judgment.

•	Leadership Experience. Such person should possess significant leadership experience in business, finance, accounting, law, education or government, and should possess qualities reflecting a proven record of accomplishment and an ability to work with others.

•	Commitment to the Company’s Values. Such person shall be committed to promoting the financial success of the Company and preserving and enhancing the Company’s reputation as a leader in American business and shall be in agreement with the values of the Company as embodied in its codes of conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a Director of the Company.

•	Reputation and Integrity. Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have

MetLife 2007 Proxy Statement

violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

•	Other Factors. Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including significant experience and accomplishments, an understanding of business and finance, sound business judgment, and an appropriate educational background.

In recommending candidates for election as Directors, the Governance Committee will take into consideration the need for the Board to have a majority of Directors that meet the independence requirements of the NYSE Governance Standards and such other criteria as shall be established from time to time by the Board of Directors.

Board Meetings and Director Attendance in 2006.  In 2006, there were 10 regular and special meetings of the Board of Directors. All Directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served during 2006.

Procedures for Reviewing Related Person Transactions.

The Company has established written procedures for the review, approval or ratification of related person transactions. A “related person transaction” includes certain financial transactions, arrangements or relationships in which the Company is or is proposed to be a participant and in which a Director, Director nominee or executive officer of the Company or any of their immediate family members has or will have a material interest. Related person transactions may include:

•	Legal, investment banking, consulting or management services provided to the Company by a related person or an entity with which the related person is affiliated;

•	Sales, purchases and leases of real property between the Company and a related person or an entity with which the related person is affiliated;

•	Material investments by the Company in an entity with which a related person is affiliated;

•	Contributions by the Company to a civic or charitable organization for which a related person serves as an executive officer; and

•	Indebtedness or guarantees of indebtedness involving the Company and a related person or an entity with which the related person is affiliated.

Under the procedures, Directors, Director nominees and executive officers of the Company report in writing to the Chief Executive Officer any related person transactions in which they, or any of their immediate family members, have or will have a material interest. The Chief Executive Officer is responsible for reviewing, approving or ratifying related person transactions involving executive officers of the Company (other than the Chief Executive Officer) or any of their immediate family members. The Chief Executive Officer may refer any such transaction to the Governance Committee if he believes that would be appropriate. The Governance Committee is responsible for reviewing, approving or ratifying related person transactions involving Directors, Director nominees and the Chief Executive Officer or any of their immediate family members, as well any transactions referred to the Committee by the Chief Executive Officer. A vote of a majority of disinterested Directors of the Governance Committee is required to approve or ratify any related person transaction subject to the Committee’s review.

The Chief Executive Officer or the Governance Committee will approve a related person transaction if it is fair and reasonable to the Company and consistent with the best interests of the Company, taking into account the business purpose of the transaction, whether the transaction is entered into on an arm’s-length basis on terms fair to the Company, and whether the transaction is consistent with applicable codes of conduct of the Company. If a transaction is not approved or ratified by the Chief Executive Officer or Governance Committee, it may be referred to legal counsel for review and consultation regarding possible further action by the Company. Such action may include terminating the transaction if not yet entered into or, if it is an existing transaction, rescinding the transaction or modifying it in a manner that would allow it to be ratified or approved in accordance with the procedures.

MetLife 2007 Proxy Statement

Board Committees.

MetLife’s Board of Directors has designated six Board Committees. These Committees perform essential functions on behalf of the Board. The Committee Chairs review and approve agendas for all meetings of their respective Committees. The responsibilities of each of the Committees are summarized below. Only Independent Directors may be members of the Audit, Compensation and Governance Committees. Metropolitan Life Insurance Company also has designated Board Committees, including an Investment Committee. Each Committee of the Board of Directors has a Charter that defines the Committee’s purposes and responsibilities. The Charters for the Audit, Compensation and Governance Committees incorporate the requirements of the SEC and the New York Stock Exchange (“NYSE”) to the extent applicable. Current, printable versions of the Charters are available on MetLife’s website at http://www.metlife.com/corporategovernance. Print copies of the Charters also may be obtained by submitting a written request to MetLife, Inc., One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

The Audit Committee

The Audit Committee, which consists entirely of Independent Directors,

•	is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditor;

•	assists the Board in fulfilling its responsibility to oversee the Company’s accounting and financial reporting processes, the adequacy of the Company’s internal control over financial reporting and the integrity of its financial statements;

•	pre-approves all audit and non-audit services to be provided by the independent auditor, reviews reports concerning significant legal and regulatory matters, discusses the Company’s guidelines and policies with respect to the process by which the Company undertakes risk management and risk assessment, and reviews the performance of the Company’s internal audit function;

•	discusses with management, the General Auditor and the independent auditor the Company’s filings on Forms 10-K and 10-Q and the financial information in those filings;

•	prepares an annual report to the shareholders for presentation in the Company’s proxy statement, the 2007 report being presented on pages 26 and 27 of this Proxy Statement; and

•	has the authority to obtain advice and assistance from, and to receive appropriate funding from the Company for the retention of, outside counsel and other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee met nine times during 2006. A more detailed description of the role and responsibilities of the Audit Committee is set forth in the Audit Committee Charter.

Financial Literacy and Audit Committee Financial Expert.  The Board of Directors has determined that the members of the Audit Committee are financially literate, as such qualification is interpreted by the Board of Directors. The Board of Directors has also determined that a majority of the members of the Audit Committee would qualify as “audit committee financial experts,” as such term is defined by the SEC, including James R. Houghton, the Chair of the Committee.

The Compensation Committee

The Compensation Committee, which consists entirely of Independent Directors,

•	assists the Board in fulfilling its responsibility to oversee the compensation and benefits of the Company’s executives and other employees of the MetLife enterprise;

•	approves the goals and objectives relevant to the Chief Executive Officer’s total compensation, evaluates the Chief Executive Officer’s performance in light of such goals and objectives, and endorses, for approval by the Independent Directors, the Chief Executive Officer’s total compensation level based on such evaluation;

•	reviews and recommends approval by the Board of Directors of the total compensation of other

MetLife 2007 Proxy Statement

officers at the level of executive vice president or above, including their base salaries, annual incentive compensation and long-term equity-based incentive compensation;

•	has sole authority to retain, terminate and approve the fees and other retention terms of any compensation consultants retained to assist the Committee in evaluating executive compensation; and

•	reviews and discusses with management the Compensation Discussion and Analysis to be included in the proxy statement (and incorporated by reference in the Annual Report on Form 10-K), and, based on such review and discussions, (i) recommends to the Board of Directors whether the Compensation Discussion and Analysis should be included in the proxy statement (and incorporated by reference in the Annual Report on Form 10-K) and (ii) issues the Compensation Committee Report for inclusion in the proxy statement (the 2007 Report appears on page 28 of this Proxy Statement).

A more detailed description of the role and responsibilities of the Compensation Committee is set forth in the Compensation Committee Charter. Under its Charter, the Compensation Committee may delegate to a subcommittee or to the Chief Executive Officer or other officer of the Company any portion of the Committee’s duties and responsibilities, if the Committee believes such delegation is in the best interests of the Company and the delegation is not prohibited by law, regulation or the NYSE Governance Standards.

The Compensation Committee has engaged an independent compensation consultant, Hewitt Associates, to assist the Committee in its review of executive compensation practices. Hewitt Associates advises the Committee on the competitiveness of pay levels, market trends in executive compensation and the effectiveness of the design and development of the Company’s compensation and benefit programs. It also provides competitive pay analyses to the Committee, including market data about total compensation for executives at comparable companies. In addition, Hewitt Associates provides ongoing advice to the Committee regarding regulatory, technical or accounting considerations that affect the Company’s compensation and benefit programs and assists with the design of such programs. The Committee has not directed Hewitt Associates to perform its services in any particular manner or under any particular method. The Committee periodically evaluates Hewitt Associates’ services, and has the final authority to hire and terminate Hewitt Associates.

For information about the key factors that the Compensation Committee considers in determining the compensation of the members of the Company’s Executive Group (as defined on page 29), as well as the role of the Chief Executive Officer in setting such compensation, see “Compensation Discussion and Analysis” beginning on page 29. Also see the Compensation Discussion and Analysis for information about compensation paid to the Named Executive Officers for 2006 (as defined on page 29).

The Compensation Committee met six times during 2006.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee has ever been an officer or employee of MetLife or any of its subsidiaries. During 2006, no executive officer of MetLife served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers is or has been a Director of MetLife or a member of MetLife’s Compensation Committee.

The Governance Committee

The Governance Committee, which consists entirely of Independent Directors,

•	assists the Board by identifying individuals qualified to become members of the Board, consistent with the criteria established by the Board, developing and recommending corporate governance guidelines to the Board, overseeing MetLife’s financial policies and strategies, capital structure and dividend policies, and overseeing the Company’s internal risk management function;

•	recommends to the Board of Directors policies and procedures regarding shareholder nomination of Director candidates and

MetLife 2007 Proxy Statement

regarding communication with Non-Management Directors;

•	reviews, approves or ratifies, in accordance with applicable policies and procedures established by the Company, transactions in which the Company is a participant and in which a Director, Director nominee or executive officer of the Company, or any member of his or her immediate family, has a material interest; and

•	performs other duties and responsibilities, including recommending the appointment of Directors to serve as the Chairs and members of the Committees of the Board, overseeing the evaluation of the Board and reviewing the compensation and benefits of the Non-Management Directors, and recommending modifications of such compensation and benefits as may be appropriate.

A more detailed description of the role and responsibilities of the Governance Committee is set forth in the Governance Committee Charter. Under its Charter, the Governance Committee may delegate to a subcommittee any portion of its duties and responsibilities if the Committee believes such delegation is in the best interests of the Company and the delegation is not prohibited by law, regulation or the NYSE Governance Standards.

The Governance Committee from time to time reviews the compensation and benefits provided to Non-Management Directors, with the assistance of its independent compensation consultant, Hewitt Associates. The Committee engaged Hewitt Associates to advise it on the design and development of the current compensation program for Non-Management Directors, including the appropriateness of Director compensation levels and amounts paid to Directors for service as a Committee Chair or as the Lead Director. It also provided the Committee with market data on director compensation at comparator companies. For additional information about compensation paid to Non-Management Directors in 2006, see “Compensation of Non-Management Directors — 2006 Director Compensation Table” and the accompanying narrative beginning on page 22.

The Governance Committee met seven times during 2006.

The Executive Committee

The Executive Committee may exercise the powers and authority of the Board of Directors during intervals between meetings of the Board of Directors.

The Public Responsibility Committee

The Public Responsibility Committee

•	oversees the Company’s charitable contributions, public benefit programs and other corporate responsibility matters, reviewing, in this regard, the Company’s goals and strategies for its contributions in support of health, education, civic affairs, culture and similar purposes, and its social investment program in which loans and other investments are made to support affordable housing, community, business and economic development and health care services for low and moderate income communities;

•	reviews the Company’s goals and strategies concerning legislative and regulatory initiatives that impact the interests of the Company; and

•	annually reviews and recommends the Company’s charitable contribution budget to the Board of Directors for its approval.

The Sales Practices Compliance Committee

The Sales Practices Compliance Committee

•	oversees compliance matters concerning the sale or marketing of insurance products to individuals and institutions by MetLife’s subsidiaries;

•	reviews policies and procedures with respect to sales practices compliance matters;

•	reviews audit plans and budgets for sales office audits prepared by the Corporate Ethics and Compliance Department related to sales practices compliance matters; and

•	receives and reviews reports concerning activities related to sales practices compliance matters, including reports from the leadership of the Company’s Corporate Ethics and Compliance Department concerning allegations of fraud and misconduct and

MetLife 2007 Proxy Statement

unethical business practices and reports of any significant investigations by governmental authorities.

The Investment Committee of Metropolitan Life Insurance Company

The Investment Committee of Metropolitan Life Insurance Company

•	oversees the investment activities of Metropolitan Life Insurance Company and certain of its subsidiaries;

•	at the request of MetLife, also oversees the management of investment assets of MetLife and certain of MetLife’s subsidiaries and, in connection therewith, reviews reports from the investment officers on the investment activities and performance of the investment portfolio of such companies and submits reports about such activities and performance to MetLife;

•	authorizes designated investment officers, within specified limits and guidelines, to make and sell investments for Metropolitan Life Insurance Company’s general account and separate accounts consistent with applicable laws and regulations and applicable standards of care;

•	reviews reports from the investment officers regarding the conformity of investment activities with the Committee’s general authorizations, applicable laws and regulations and applicable standards of care; and

•	reviews and approves Metropolitan Life Insurance Company’s derivatives use plans and reviews reports from the investment officers on derivative transaction activity; reviews and approves Metropolitan Life Insurance Company’s high return program plan and reviews reports from the investment officers on high return program activity; reviews reports from the investment officers on the investment activities and performance of investment advisors that are engaged to manage certain investments of Metropolitan Life Insurance Company; reviews reports from the investment officers on the non-performing assets in Metropolitan Life Insurance Company’s investment portfolio; and reviews Metropolitan Life Insurance Company’s investment plans and receives periodic updates of performance compared to projections in the investment plans.

MetLife 2007 Proxy Statement

The following table lists the Directors who currently serve on the Committees described above.

MEMBERSHIP ON BOARD COMMITTEES

Investment
						Sales	(Metropolitan
					Public	Practices	Life Insurance
	Audit	Compensation	Governance	Executive	Responsibility	Compliance	Company)
C. R. Henrikson				◆	●		●
C. H. Barnette					●		◆
S. M. Burwell			●		●		●
B. A. Dole, Jr.	●				●		●
C.W. Grisé		●	●			●
J. R. Houghton	◆	●	●	●
R.G. Hubbard			●	●			●
H. P. Kamen			●	●			●
H. L. Kaplan			◆	●	●		●
J. M. Keane	●		●			●
J. M. Kilts		●	●			●
C. M. Leighton		●		●		◆
H. B. Price	●				◆	●
D. Satcher			●	●	●	●
K. J. Sicchitano	●	●				●	●
W. C. Steere, Jr.	●	◆	●	●		●

(◆ = Chair  ● = Member)

MetLife 2007 Proxy Statement

Compensation of Non-Management Directors

2006 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Curtis H. Barnette	$137,500	$112,500	—	$13,292	$263,292
Sylvia M. Burwell	$112,500	$112,500	—	—	$225,000
Burton A. Dole, Jr.	$112,500	$112,500	—	—	$225,000
Cheryl W. Grisé	$112,500	$112,500	—	—	$225,000
James R. Houghton	$137,500	$112,500	—	$14,737	$264,737
Harry P. Kamen	$112,500	$112,500	—	—	$225,000
Helene L. Kaplan	$137,500	$112,500	—	$2,566	$252,566
John M. Keane	$112,500	$112,500	—	—	$225,000
James M. Kilts	$112,500	$112,500	—	—	$225,000
Charles M. Leighton	$137,500	$112,500	—	$54,062	$304,062
Hugh B. Price	$137,500	$112,500	—	$10,233	$260,233
Kenton J. Sicchitano	$112,500	$112,500	—	—	$225,000
William C. Steere, Jr.	$162,500	$112,500	—	$66,681	$341,681

(1)	C. Robert Henrikson and Robert H. Benmosche were compensated in 2006 in their capacities as executive officers of the Company, but received no compensation in their capacities as members of the Board of Directors. For information about executive compensation paid to Messrs. Henrikson and Benmosche in 2006, see the Summary Compensation Table on page 39 and the accompanying narrative disclosure. R. Glenn Hubbard and David Satcher were elected to the Board of Directors effective February 1, 2007 and, as a result, did not receive any compensation from the Company in 2006. Items paid or provided to Mr. Kamen for his prior services as Chief Executive Officer of Metropolitan Life Insurance Company are not included in the above table. Mr. Kamen received pension payments, secretarial support and the use of an office in 2006.

(2)	The amounts reported in this column represent the cash component of the Annual Retainer paid to the Non-Management Directors in 2006, as well as additional fees paid for service as a Committee Chair or Lead Director. For additional information, see “Directors’ Retainer and Attendance Fees” on page 23.

(3)	On April 25, 2006, each Non-Management Director was granted 2,245 shares of the Company’s common stock, which was the stock component of the Annual Retainer paid to the Non-Management Directors in 2006. The dollar amounts reported in this column represent the grant date fair value of such stock awards as computed for financial statement reporting purposes in accordance with Financial Accounting Standard 123 (Revised). Stock awards granted to the Non-Management Directors as part of their Annual Retainer vest immediately upon their grant. As a result, no stock awards were outstanding for any of the Non-Management Directors as of December 31, 2006. For information about the securities ownership of the Non-Management Directors as of December 31, 2006, see “Security Ownership of Directors and Executive Officers” beginning on page 59. For additional information about the Directors’ Annual Retainer, see “Directors’ Retainer and Attendance Fees” on page 23.

MetLife 2007 Proxy Statement

(4)	The following table shows the aggregate number of stock option awards outstanding for each Non-Management Director as of December 31, 2006. These awards vested but had not been exercised as of December 31, 2006. The awards were issued pursuant to The MetLife, Inc. 2000 Directors Stock Plan (the “2000 Directors Stock Plan”), which was in effect until April 15, 2005 when it was replaced by the MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan described below. Mr. Kilts, who was elected to the Board as of January 1, 2005, and Messrs. Hubbard and Satcher, who were elected to the Board as of February 1, 2007, did not receive stock option awards because compensation for Directors is no longer payable by the Company in the form of stock options. Messrs. Hubbard and Satcher are not included in this table because they were not Directors as of December 31, 2006.

	Number of		Number of		Number of
	Option Awards		Option Awards		Option Awards
Name	Outstanding	Name	Outstanding	Name	Outstanding

Barnette	6,836	Kamen	6,836	Leighton	6,836
Burwell	553	Kaplan	6,836	Price	6,836
Dole	6,836	Keane	1,210	Sicchitano	1,536
Grisé	178	Kilts	—	Steere	6,836
Houghton	6,836

(5)	The amounts reported in this column include the dollar value of life insurance premiums paid by Metropolitan Life Insurance Company in 2006 for the benefit of Messrs. Barnette, Houghton, Price and Steere, as well as a proportionate share of a $20,000 service fee paid to administer the policies. These amounts totaled as follows: Barnette: $11,976; Houghton: $13,421; Price: $8,917; and Steere: $12,619. Mrs. Kaplan also has a life insurance policy under this program. However, the premium for her policy was paid in full prior to 2006 and, as a result, only the proportionate share of the service fee for administering her policy is included in this column for Mrs. Kaplan. See “Directors’ Benefit Programs” on page 24 for additional information.

Also included in this column are premium payments made by Metropolitan Life Insurance Company pursuant to the charitable gift program for Non-Management Directors. Under this program, Non-Management Directors elected as Directors of Metropolitan Life Insurance Company prior to October 1, 1999 may recommend one or more charitable or educational institutions to receive, in the aggregate, a $1 million contribution from Metropolitan Life Insurance Company in the name of that Director following the Director’s death. In 2006, Metropolitan Life Insurance Company paid $105,491 in premiums for insurance policies under the program with respect to Mr. Leighton and Mr. Steere, and a $25,000 service fee to administer the program. The amount reported for each of Mr. Leighton and Mr. Steere represents one-half of the aggregate premium amount paid under the program in 2006 and a proportionate share of the service fee. Also participating in this program in 2006 were Mr. Barnette, Mr. Houghton, Mrs. Kaplan and Mr. Price. The premiums for these Directors were paid in full prior to 2006. As a result, for these Directors, only the proportionate share of the program’s service fee for 2006 is included in this column.

The following discussion will assist in understanding the information reported in the 2006 Director Compensation Table.

Directors’ Retainer and Attendance Fees.  The Annual Retainer for Non-Management Directors who serve on the Company’s Board of Directors is $225,000, 50% of which is paid in shares of the Company’s common stock and 50% of which is paid in cash. The retainer fee for Board service will be paid in advance at the time of the 2007 Annual Meeting. A Non-Management Director who serves for only a portion of the year is paid a prorated retainer fee to reflect the period of such service.

The annual cash fee payable to Non-Management Directors who serve as Chairs of Board Committees is $25,000. The Company also pays an annual cash fee of $25,000 to the Company’s Lead Director. The Committee Chair and Lead Director retainer fees will be paid in advance at the time of the 2007 Annual Meeting. The Company pays a $25,000 annual fee to the Non-Management Director who serves as the Chair of the Metropolitan Life

MetLife 2007 Proxy Statement

Insurance Company Investment Committee. A Non-Management Director who serves for only a portion of the year would, in each case, be paid a prorated retainer fee to reflect the period of such service.

The MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan.  The MetLife, Inc. 2005 Non-Management Director Stock Compensation Plan, which was approved by the Company’s shareholders in 2004, authorizes the Governance Committee to grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and stock-based awards to the Company’s Non-Management Directors. The plan provides that the exercise price of any stock option may be no less than the fair market value of a share of the Company’s common stock on the date the stock option is granted. No stock options, performance shares, restricted stock or restricted stock units have been awarded under the Plan; however, share awards with respect to the 50% stock component of the Annual Retainer paid to Non-Management Directors are being granted. See “Directors’ Retainer and Attendance Fees” above. The Board of Directors or the Governance Committee may terminate, modify or amend the Plan at any time, subject, in certain instances, to shareholder approval.

Director Fee Deferrals.  A Non-Management Director may defer the receipt of all or part of his or her fees payable in cash or shares (and any imputed dividends on those shares) until a later date or until after he or she ceases to serve as a Director. From 2000 to 2004, such deferrals could be made under the terms of the 2000 Directors Stock Plan (share awards) or the MetLife Deferred Compensation Plan for Outside Directors (cash awards). Since 2005, any such deferrals are made under the terms of the MetLife Non-Management Director Deferred Compensation Plan, which was adopted in 2004 and amended in 2005, and is intended to comply with Internal Revenue Code Section 409A.

Directors’ Benefit Programs.  Non-Management Directors who joined the Board on or after January 1, 2003 receive $200,000 of group life insurance. Non-Management Directors who joined the Board prior to January 1, 2003 are eligible to continue to receive $200,000 of individual life insurance coverage under policies then in existence, for which MetLife would pay the Directors a cash amount sufficient to cover the cost of premiums (ranging up to approximately $20,000). MetLife provides each Non-Management Director with business travel accident insurance coverage for travel on MetLife business. Non-Management Directors are also eligible to participate in MetLife’s Long Term Care Insurance Program on a fully contributory basis.

Directors’ Retirement Policy.  The retirement policy adopted by the Board of Directors provides that no Director may stand for election as a member of MetLife’s Board after he or she reaches the age of 72, and that a Director may continue to serve until the Annual Meeting coincident with or immediately following his or her 72nd birthday. The Board of Directors has waived the provisions of its retirement policy that would have required Mrs. Kaplan and Mr. Kamen to serve only until the Annual Meeting coincident with or immediately following her or his 72nd birthday. Accordingly, Mrs. Kaplan will serve as a Director until her term expires in 2008 and Mr. Kamen will retire from the MetLife Board of Directors effective as of the 2007 Annual Meeting. In addition, no Director who is also an officer of MetLife may serve as a Director after he or she retires as an officer of MetLife or Metropolitan Life Insurance Company. In addition, each Director must offer to resign from the Board upon a change or discontinuance of his or her principal occupation or business responsibilities. The Director’s retirement policy is set forth in the Company’s Corporate Governance Guidelines.

Codes of Conduct

Financial Management Code of Professional Conduct.  The Company has adopted the MetLife Financial Management Code of Professional Conduct, a “code of ethics” as defined under the rules of the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Corporate Controller and all professionals in finance and finance-related departments. A current, printable version of the Financial

MetLife 2007 Proxy Statement

Management Code of Professional Conduct is available on the Company’s website at http://www.metlife.com/corporategovernance. A print copy also may be obtained without charge by submitting a written request to the Company at One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary. No amendments to, or waivers from a provision of, the Financial Management Code of Professional Conduct that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Corporate Controller were entered into or made in 2006. However, the Company would post information about any such waivers or amendments on the Company’s website at the address given above.

Employee Code of Business Conduct and Ethics and Directors’ Code of Business Conduct and Ethics.  The Company has adopted the Employee Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the executive officers of the Company, and the Directors’ Code of Business Conduct and Ethics, which is applicable to the Directors of the Company. A current, printable version of the Employee Code and the Directors’ Code is available on the Company’s website at http://www.metlife.com/corporategovernance. A print copy also may be obtained by submitting a written request to the Company at One MetLife Plaza, 27-01 Queens Plaza North, Long Island City, NY 11101-4007, Attention: Corporate Secretary.

MetLife 2007 Proxy Statement

Audit Committee Report

This report is submitted by the Audit Committee of the MetLife Board of Directors (the “Committee”). No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

The Committee, on behalf of the Board, is responsible for overseeing management’s conduct of MetLife’s financial reporting and internal control processes. For more information on the Audit Committee, see “Board Committees — The Audit Committee” on page 17.

Management has the responsibility for the preparation of MetLife’s consolidated financial statements and the reporting process. Deloitte, as MetLife’s independent auditor, is responsible for auditing MetLife’s consolidated financial statements in accordance with auditing standards of the PCAOB.

Deloitte has discussed with the Committee those matters described in the PCAOB Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS 89 and SAS 90, and Rule 2-07 of Regulation S-X promulgated by the SEC. Deloitte has also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 regarding Deloitte’s independence, and the Audit Committee has discussed with Deloitte its independence from MetLife.

During 2006, management updated its internal control documentation for changes in internal control and completed its testing and evaluation of MetLife’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of Sarbanes-Oxley and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received updates provided by management and Deloitte at each regularly scheduled Committee meeting. The Committee also reviewed the report of management’s assessment of the effectiveness of internal control over financial reporting contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which has been filed with the SEC (the “2006 10-K”). The Committee also reviewed Deloitte’s Report regarding its audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting.

The Committee reviewed and discussed with management and with Deloitte MetLife’s audited consolidated financial statements for the periods ended December 31, 2006 (the “2006 audited consolidated financial statements”) and Deloitte’s Report of Independent Registered Public Accounting Firm dated March 1, 2007 (the “Deloitte Opinion”) regarding the 2006 audited consolidated financial statements included in the 2006 10-K, which states that MetLife’s 2006 audited consolidated financial statements present fairly, in all material respects, the consolidated financial position of MetLife and its subsidiaries as of December 31, 2006 and 2005 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In reliance upon the reviews and discussions with management and Deloitte described in this Audit Committee Report, and the Board of Directors’ receipt of the Deloitte Opinion, the Committee recommended to the Board that MetLife’s 2006

MetLife 2007 Proxy Statement

audited consolidated financial statements be included in the 2006 10-K.

Respectfully,

James R. Houghton, Chair
Burton A. Dole, Jr.
John M. Keane
Hugh B. Price
Kenton J. Sicchitano
William C. Steere, Jr.

MetLife 2007 Proxy Statement

Compensation Committee Report

This report is furnished by the Compensation Committee of MetLife’s Board of Directors. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is set forth on pages 29 through 38 of this Proxy Statement and, based on such review and discussion, the Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act through any general statement incorporating by reference in its entirety the Proxy Statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Respectfully,

William C. Steere, Jr., Chair
Cheryl W. Grisé
James R. Houghton
James M. Kilts
Charles M. Leighton
Kenton J. Sicchitano

MetLife 2007 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the objectives and policies underlying MetLife’s executive compensation program. It also describes key factors that the Compensation Committee considers in determining the compensation of the members of the Company’s Executive Group, which is comprised of the most senior executives of the Company (the “Executive Group”). The Executive Group includes the active officers named in the Summary Compensation Table on page 39 (the “Named Executive Officers”), as well as other executive officers of the Company.

Overview of Compensation Program

MetLife utilizes a competitive total compensation structure that consists of base salary and annual and long-term incentive award opportunities. For purposes of this discussion and MetLife’s compensation program, total compensation for an Executive Group member means the total of those three elements (“Total Compensation”). The Independent Directors approve the Total Compensation for the Chief Executive Officer and other Executive Group members.

The Compensation Committee reviews each Executive Group member’s Total Compensation and recommends Total Compensation amounts for approval by the Independent Directors. In formulating its recommendations, the Committee reviews Company, business unit and individual performance for the year measured against previously established goals. It also considers available competitive market data for positions of comparable scope and responsibility at other companies. The Committee ensures that the compensation program is competitive and designed to achieve the Company’s objectives.

The Compensation Committee also reviews and assesses other compensation and benefit programs, such as pension benefits, the Company’s deferred compensation contributions, and potential payments that would be made were an Executive Group member’s employment to end. Generally, the forms of compensation and benefits provided to the Executive Group members are similar to those provided to other officers of the Company.

The Compensation Committee has engaged an independent compensation consultant, Hewitt Associates, to assist the Committee in its design and review of the Company’s compensation program. For more information on the role of Hewitt Associates regarding the Company’s executive compensation program, see “Board Committees — The Compensation Committee” beginning on page 17.

None of the Executive Group members are parties to any agreement with the Company that governs their employment, other than agreements that would govern upon a change-in-control.

Compensation Philosophy and Objectives

MetLife’s executive compensation program is designed to reward Executive Group members for superior Company, business unit, and individual performance. The program’s core objectives are to:

•	provide competitive Total Compensation opportunities that will attract, retain and motivate high-performing executives;

•	align the Company’s compensation plans with its short- and long-term business strategies;

•	align the financial interests of the Company’s executives with those of its shareholders through stock-based incentives and stock ownership requirements; and

•	reinforce the Company’s pay for performance culture by making a significant portion of Total Compensation variable, and differentiating awards based on Company, business unit and individual performance.

The Compensation Committee selects compensation elements that are designed to motivate Executive Group members to achieve

MetLife 2007 Proxy Statement

the Company’s business goals, and rewards such executives for achieving these goals. A substantial portion of each Executive Group member’s Total Compensation can vary based on Company and business unit performance and the executive’s contribution to that performance. The Executive Group members’ Total Compensation for 2006 performance consisted of base salary payments, annual incentive compensation for 2006, and stock options and stock awards granted in February 2007. Approximately 93% of the Chief Executive Officer’s Total Compensation, and approximately 86% of all other Executive Group members’ Total Compensation, was variable and dependent upon the attainment of Company, business unit, or individual performance objectives or the value of the Company’s common stock.

To align executive and shareholder interests, the Compensation Committee allocates a greater portion of each Executive Group member’s variable compensation to long-term equity-based incentives than it allocates to annual cash incentives. For 2006 performance, long-term equity incentive opportunities constituted approximately 64% of the Chief Executive Officer’s Total Compensation and approximately 50% of all active Executive Group members’ Total Compensation. By comparison, annual cash incentives constituted approximately 29% of the Chief Executive Officer’s Total Compensation and 36% of all other active Executive Group members’ Total Compensation. The remainder of the Chief Executive Officer’s Total Compensation (7%) and active Executive Group members’ Total Compensation (14%) was paid in base salary.

For purposes of the above calculations, stock awards (performance shares) were valued at the closing price of MetLife common stock on the date of the grants and each stock option was valued at one-third that price (the “Compensation Valuation Formula”).

Benchmarking Compensation

The Compensation Committee reviews the competitiveness of MetLife’s Total Compensation structure against a comparator group of companies in the insurance and broader financial services industries with whom MetLife competes for executive talent. The current comparator group consists of the 13 insurance companies and 12 financial services companies listed under “Comparator Group” below. These companies are similar to MetLife in size or business mix or, for certain companies in the comparator group that are publicly-traded companies, market capitalization.

The Compensation Committee has determined that Total Compensation opportunities are competitive if they fall between the 75th percentile of insurance companies in the comparator group and the 50th percentile of the entire comparator group. The target percentile for insurance companies is in recognition of MetLife’s size and market position in the insurance industry.

The Compensation Committee reviews the composition of the comparator group from time to time to assure that it remains an appropriate benchmark for the Company. The comparator group was last reviewed and approved in 2006.

In 2006, the Compensation Committee directed a comprehensive market assessment of the Company’s executive compensation program. The assessment demonstrated that the Company’s Total Compensation structure for Executive Group members was competitively positioned relative to the range of the 75th percentile of insurance companies and the 50th percentile of the entire comparator group. The assessment also confirmed that the Company’s severance program, change-in-control arrangements and stock ownership guidelines are also in line with competitive practice.

MetLife 2007 Proxy Statement

COMPARATOR GROUP

Insurance Companies	Financial Services Companies
AEGON N.V.
The Allstate Corporation
American International Group, Inc.
AXA Financial, Inc.
The Hartford Financial Services Group, Inc.
ING Group
John Hancock Life Insurance Company
Lincoln National Corporation
Mass Mutual Life Insurance Company
Nationwide Financial Services, Inc.
New York Life Insurance Company
Principal Financial Group, Inc.
Prudential Financial, Inc.	American Express Company
Bank of America Corporation
Citigroup Inc.
HSBC Holdings plc
JPMorgan Chase & Co.
Merrill Lynch &Co., Inc.
Morgan Stanley & Co. Incorporated
SunTrust Banks, Inc.
U.S. Bancorp
Wachovia Corporation
Washington Mutual, Inc.
Wells Fargo & Company

Setting Compensation

CEO Compensation.  At the beginning of each year, the Chief Executive Officer and the Compensation Committee establish quantitative and qualitative goals and objectives for the year. The Compensation Committee indicates the importance of each goal to the Company’s overall performance. Following the end of the year, the Compensation Committee reviews the Chief Executive Officer’s performance relative to his goals and objectives. The Compensation Committee also reviews competitive data on company performance and chief executive officer compensation at the Company’s comparator companies. It also considers Total Compensation alternatives, including base salary changes, annual incentive compensation, and long-term incentive awards, based on the Chief Executive Officer’s performance. Based upon its review, the Compensation Committee recommends to the Independent Directors the Total Compensation for the Chief Executive Officer, including the appropriate level and mix of annual and long-term incentive awards and any base salary adjustments.

This process was followed in consideration of Mr. Henrikson’s 2006 compensation. Mr. Henrikson’s 2006 performance goals and objectives as Chief Executive Officer were both quantitative and qualitative and included achievement of Company financial goals (measured by operating earnings, return on equity, earnings per share, assets under management and operating revenue), strategic growth, ensuring that anticipated performance targets were achieved related to the Travelers acquisition, and non-financial goals in areas such as customer and external relations.

The Committee’s Total Compensation recommendations for 2006 reflected its assessment of Mr. Henrikson’s performance relative to his established goals and objectives in his new role as Chief Executive Officer, and took into account competitive market data provided by the Compensation Committee’s independent compensation consultant. This data compared and analyzed Mr. Henrikson’s compensation to chief executive officer compensation at comparator companies. The comparison included historical information on comparator companies’ market capitalization and performance (measured by 3-year and 1-year growth in earnings per share and revenue, 3-year and 1-year returns on equity and capital, and total shareholder return) compared to MetLife.

Compensation of Other Executive Group Members.  At the beginning of each year, the Chief Executive Officer and each Executive Group member agree on the executive’s quantitative and qualitative goals for the year. Following the end of the year, the Chief Executive Officer provides to the Compensation Committee an assessment of each other Executive Group members’ performance during that year. He also recommends to the Committee Total Compensation amounts for each Executive Group

MetLife 2007 Proxy Statement

member. These recommendations take into account individual performance as well as competitive data and compensation opportunities for each position. The Committee considers the recommendations in light of Company and business unit performance and each officer’s relative contribution to that performance. Based on its review, the Committee recommends to the Independent Directors the Total Compensation for each Executive Group member, including the appropriate level and mix of annual and long-term incentive awards and any base salary adjustments. Other than the Chief Executive Officer, no Executive Group member plays a role in determining the compensation of any of the other Executive Group members.

This process was followed in consideration of the 2006 compensation to the members of the Executive Group. Their 2006 performance goals and objectives were those of the Company, as reflected in Mr. Henrikson’s goals and objectives stated above, as they applied to their respective business units. For the performance goals and objectives that applied to Mr. Benmosche, see “Compensation of Mr. Benmosche” on page 37.

Components of Compensation and Benefits

For 2006, the principal components of the compensation and benefits for the Executive Group members were base salary, annual incentive awards, long-term incentive awards, and retirement and other benefits.

Base Salary.  The Company pays base salaries to the Executive Group members and other employees to compensate them for their services during the year. Salary rates are determined based on competitive data, the Executive Group member’s position and scope of responsibilities, and individual performance.

The base salaries paid to the Named Executive Officers in 2006 are reported in the Summary Compensation Table on page 39.

Annual Incentive Awards.  The MetLife Annual Variable Incentive Plan (the “AVIP”) provides eligible employees, including the Executive Group members, the opportunity to earn annual cash incentive awards. These awards are based on Company, business unit, and individual performance. Within the AVIP framework, individual awards may vary from year to year based on individual performance. As a result, AVIP awards are the primary compensation vehicle for recognizing and differentiating individual performance each year. They are designed to motivate Executive Group members and other employees to achieve strong annual business results that will contribute to the Company’s long-term success.

Each year, the Compensation Committee approves the formula that will be used to determine the maximum dollar amount (the “Maximum Amount”) available for AVIP awards. The Committee bases this formula on the Company’s business plan for that year. The formula consists of two performance measures: operating earnings and return on equity. For this purpose for 2006, operating earnings was defined as net income excluding after-tax net investment gains or losses, the cumulative effect of accounting changes, and preferred stock dividends, determined according to GAAP. Settlement payments on derivative instruments not qualifying for hedge accounting treatment were included in operating earnings. Return on equity was defined for these purposes in 2006 as operating earnings available to common shareholders divided by common equity determined under GAAP, excluding accumulated other comprehensive income.

The formula establishes several threshold levels of operating earnings and return on equity. For each level of operating earnings and return on equity in the formula, an additional percentage of the earnings at that level is added to the Maximum Amount. The percentage of earnings at each level that is added to the Maximum Amount increases with each successively higher level of operating earnings and return on equity the Company achieves. As a result, AVIP links annual cash incentive awards to Company and business unit performance. The formula is structured so that there will be amounts available for distribution as long as the Company does not incur an operating loss for the year. AVIP awards, however, are entirely discretionary, and no employee is guaranteed an award. Additionally, if the Company’s operating earnings are zero, neither the Chief Executive Officer nor the other Executive Group members would be eligible for an AVIP award.

MetLife 2007 Proxy Statement

For 2006, the Maximum Amount reflected operating earnings and return on equity above the highest threshold. The AVIP awards to the Named Executive Officers for 2006 performance are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 39.

Long-Term Incentive Awards.  The Company’s long-term incentive program is designed to ensure that Executive Group members have a significant continuing stake in the long-term financial success of the Company. Since April 2005, the Company has awarded long-term incentives under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “2005 Stock Plan”), which was approved by MetLife shareholders in 2004. Under the 2005 Stock Plan, the Compensation Committee has the latitude to recommend for Board approval grants of various equity- and cash-based awards. The Committee has awarded stock options and performance shares as part of the Company’s Total Compensation program. These awards balance the objectives of aligning Executive Group members’ interests with those of shareholders and achieving the Company’s operational goals (see “Stock Ownership” on page 34). They also facilitate Executive Group members’ achievement of a significant stock ownership position in the Company. Performance shares and stock options also provide an incentive for the Executive Group members to remain with the Company through the entire performance period or stock option vesting period, as they are normally forfeited if the executive leaves the Company voluntarily before the end of the performance period or vesting period and is not retirement eligible.

The total of long-term incentive awards to all senior officers are generally allocated 50% in performance shares and 50% in stock options, using the Compensation Valuation Formula. The amount of long-term incentives granted is based on a discretionary assessment of an individual’s level of responsibility, performance and relative contribution and potential for assuming increased responsibilities.

Stock Options.  Stock options are granted to Executive Group members and other key employees to directly align their interests with the interests of MetLife’s shareholders. Stock options are granted at an exercise price equal to the closing price of a share of MetLife’s common stock on the date of grant. The ultimate value of stock options depends exclusively on increases in the price of MetLife’s common stock. One-third of each award of stock options vests on each of the first three anniversaries of the date of grant. In 2006, approximately 1,400 MetLife employees, including the Executive Group members and most officer-level employees, were granted stock options based on their position, responsibilities, and the long-term incentive award opportunities in the Total Compensation structure.

Performance Shares.  Performance shares are units that may become payable in shares of MetLife common stock at the end of a three-year performance period, depending on whether specified performance goals are met. They are granted to encourage decisions and reward performance that contribute to the long-term growth of the Company’s business and enhance shareholder value. Performance shares are designed to motivate Executive Group members to outperform MetLife’s competition in terms of key performance measures over a three-year period. MetLife’s competition is defined for this purpose as the companies in the Standard & Poor’s Insurance Index (the “Insurance Index”). The Insurance Index was chosen to measure MetLife’s performance because insurance is the predominant portion of the Company’s overall business mix. The final number of performance shares paid is determined by the Company’s performance in total shareholder return and operating earnings compared to the other companies in the Insurance Index. The amount paid can be as low as zero and as high as twice the number of performance shares granted. In 2006, 335 MetLife employees, including the Executive Group members and most other senior officers, were granted performance share awards based on their position in the Company and on the long-term incentive opportunities in the Total Compensation structure.

For information about the specific grants of stock options and performance shares to the Named Executive Officers in 2006, see the table entitled “Grants of Plan-Based Awards in 2006” on page 44.

MetLife 2007 Proxy Statement

Equity Award Timing Practices

The Committee grants stock options and performance shares to the Executive Group members at its regularly scheduled meeting in February of each year on the same day that the Compensation Committee and the Board of Directors approve annual incentive compensation awards and any base salary increases. The exercise price of such stock options is the closing price of a share of MetLife’s common stock on the day the stock options are granted. The Company has never granted, and has no plans to grant, performance shares or stock options to current or new employees in coordination with the release of non-public information about the Company or any other company. The Chief Executive Officer does not have any authority to grant equity awards of any kind to any Executive Group members or Directors of the Company.

Long-Term Plan Payouts

Prior to April 2005, the Company’s long-term incentive program consisted of stock options and opportunity awards under the Long Term Performance Compensation Plan (the “Long Term Plan”). Long Term Plan opportunity awards were granted for three-year performance periods beginning April 1 of each year. The final Long Term Plan opportunity awards were granted in 2004 for the April 1, 2004 to March 31, 2007 performance period.

The primary factor used in determining final amounts payable on opportunity awards is total shareholder return on the Company’s stock during the applicable performance period. In April 2006, Long Term Plan participants received payouts on their opportunity awards that were granted to them in 2003 for the April 1, 2003 to March 31, 2006 performance period. These opportunity awards had been approved by the Compensation Committee in 2003, and were based on each participant’s level of responsibility and potential impact on the Company’s long-term business results.

For additional information about Long Term Plan awards, see the tables entitled “Outstanding Equity Awards at 2006 Fiscal Year-End” and “Option Exercises and Stock Vested in 2006” on pages 46 and 48, respectively.

Tax and Accounting Implications of Compensation Awards

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain officers that the Company can deduct to $1 million per year. The Company may not deduct compensation above that amount unless it is “performance-based.” Base salary is not performance-based compensation. As a result, salary payments above $1 million are not deductible. To comply with the requirements for performance-based compensation, the Compensation Committee establishes maximum AVIP awards that may be paid to each of the Executive Group members. The Company has also designed performance shares and stock options to meet the Section 162(m) requirements for performance-based compensation. These awards qualify as equity-classified instruments under applicable accounting standards and, as a result, the fair value measurement of the awards are fixed on the date of grant.

Stock Ownership

To further promote an alignment of management’s interests with shareholders, the Company has established minimum stock ownership guidelines for approximately 600 MetLife employees, including the Executive Group members. Each is expected to own MetLife common stock in an amount that is equal to a percentage or multiple of annual base salary rate depending on position.

Employees may count toward these guidelines the value of shares they or their immediate family members own directly or in trust. They may also count shares, deferred shares, or deferred share equivalents held in the Company’s savings and investment or nonqualified deferred compensation programs.

Each employee subject to the guidelines is expected to retain the net stock acquired through the exercise of stock options or from long-term incentive plan award payments until they meet the guidelines. The Company prohibits all MetLife employees, including the Executive Group members, from engaging in short swing sales, hedging, and trading in put and call options, with respect to the Company’s securities.

MetLife 2007 Proxy Statement

The share ownership of the Named Executive Officers, other than Mr. Benmosche, who retired as of July 1, 2006, is reported below:

Name	Current Ownership Guideline	Ownership as of December 31, 2006

Mr. Henrikson	7 times annual base salary rate	6.6 times annual base salary rate
Mr. Wheeler	3 times annual base salary rate	3.5 times annual base salary rate
Mr. Toppeta	4 times annual base salary rate	7.7 times annual base salary rate
Ms. Rein	3 times annual base salary rate	7.4 times annual base salary rate
Ms. Weber	4 times annual base salary rate	6.2 times annual base salary rate

Mr. Henrikson’s ownership guideline of 7 times annual base salary rate took effect when he became Chief Executive Officer on March 1, 2006. In his former position, Mr. Henrikson’s ownership requirement was 4 times annual base salary rate. As of December 31, 2005, Mr. Henrikson exceeded that guideline with ownership at 5.2 times annual base salary rate. Mr. Benmosche’s ownership guideline as Chief Executive Officer was 7 times annual base salary rate. As of June 30, 2006, Mr. Benmosche’s share ownership was 17 times his annual base salary rate.

Retirement and Other Benefits

Pension Program.  The Company sponsors a pension program for its employees in which each Executive Group member participates. The purpose of the program is to provide employees with post-retirement income.

The program rewards employees for the length of their service and, indirectly, for their job performance, because the amount of benefits increases with the length of employees’ service with the Company and the salary and annual bonuses they earn. The Company’s pension program consists of two separate benefit formulas. One is based on length of service and final average compensation, and is known as the “Traditional Formula.” The other is based on monthly contributions to an account for each employee based on the employee’s compensation, plus interest, and is known as the “Personal Retirement Account Formula.” For any given period of time, an employee participates in one or the other formula. In no event are benefits for the same period calculated under both formulas.

The Company pays all of the benefits under the program without any deductions from employee pay or other employee contributions. Executive

Group members and other senior-level employees may choose to receive some or all of their pension benefits in a variety of forms, including annuities or a lump sum, subject to the approval of the Compensation Committee or its designee.

Pension benefits are paid under two separate plans, primarily due to tax requirements. The Metropolitan Life Retirement Plan for United States Employees (the “Retirement Plan”) is a tax-qualified defined benefit pension plan that provides benefits for employees on the United States payroll. Since the Internal Revenue Code imposes limitations on the amounts that can be paid under the Retirement Plan, the Company also sponsors the MetLife Auxiliary Pension Plan (the “Auxiliary Plan”). The Auxiliary Plan provides benefits which eligible employees would have received under the Retirement Plan if these limitations were not imposed. Benefits under the Auxiliary Plan are calculated in substantially the same manner as they are under the Retirement Plan. The Auxiliary Plan is unfunded, and benefits under that plan are general promises of payment not secured by any rights to Company property.

The Company participates in an annual survey on retirement benefits that compares the value of pension plans among large financial and insurance companies. The Company generally intends, over the long-term and broadly across its pension and savings and investment programs, to offer benefits in the median range of survey participants. The survey’s participants, other than MetLife, are:

•	The Allstate Corporation

•	American Express Company

•	American International Group, Inc.

•	Bank of America Corporation

MetLife 2007 Proxy Statement

•	CIGNA Corporation
•	The Hartford Financial Services Group, Inc.
•	HSBC Holdings plc
•	John Hancock Life Insurance Company
•	JPMorgan Chase & Co.
•	Mass Mutual Life Insurance Company
•	Merrill Lynch & Co., Inc.
•	Morgan Stanley & Co. Incorporated
•	New York Life Insurance Company
•	The St. Paul Travelers Companies, Inc.
•	Wells Fargo & Company

For additional information about pension benefits for the Named Executive Officers, see the table entitled “Pension Benefits” on page 49.

Savings and Investment Program.  The Company sponsors a savings and investment program for its employees, in which each Executive Group member participates. The program consists of the Savings and Investment Plan (“Savings and Investment Plan”), a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k), and the Auxiliary Savings and Investment Plan (the “Auxiliary Savings and Investment Plan”), an unfunded nonqualified deferred compensation plan.

The purpose of the program is to provide Executive Group members and other employees the opportunity to save a portion of their eligible compensation through payroll deductions, primarily for retirement but also for other financial needs. Employee contributions may be made on a before-tax 401(k), Roth 401(k) or after-tax basis. The Company also provides a matching contribution in order to encourage and reward such savings. The Company sponsors the Auxiliary Savings and Investment Plan to provide additional contributions, beyond Internal Revenue Code limits, to employees who elect to contribute to the Savings and Investment Plan. These amounts for the Named Executive Officers are reported in the “All Other Compensation” column of the Summary Compensation Table on page 39. Because the Auxiliary Savings and Investment Plan is a nonqualified deferred compensation plan, the Company’s contributions to the Named Executive Officers’ accounts, and the Named Executive Officers’ accumulated account balances and any payouts made during 2006, are reported in the table entitled “Nonqualified Deferred Compensation” on page 52.

Nonqualified Deferred Compensation.  The Company sponsors a nonqualified deferred compensation program for its officer-level employees, including each Executive Group member. The purpose of this program is to provide eligible employees the opportunity to enhance their financial planning options by deferring a portion of their compensation. See the table entitled “Nonqualified Deferred Compensation” on page 52 for amounts of nonqualified deferred compensation reported for the Named Executive Officers.

Employees choose in advance the date on which payment of their deferred compensation will begin, and whether they want to receive payment in a lump sum or in up to 15 annual payments. However, when an employees’ employment ends, the Company generally pays out in a single lump sum the compensation that the employee had previously chosen to defer, unless the employee is retirement eligible or qualifies for subsidized post-retirement benefits. This encourages employees to remain with the Company in order to continue to receive the deferral of income taxation and pre-tax simulated investment returns.

Perquisites

The Company provides its Executive Group members with perquisites that it believes are reasonable.

To help ensure his safety and security, the Board of Directors requires that the Chief Executive Officer use the Company’s aircraft for all travel, personal as well as business. To maximize the accessibility of Executive Group members, the Company makes leased vehicles and drivers and outside car services available to them for commuting and personal use.

The Company has established a medical examination program to promote the health of its Executive Group members through annual comprehensive preventative medical examinations. An Executive Group member may complete a medical examination using a physician affiliated with the program or his or her private physician. The Company pays the costs of the medical examinations and certain follow-up testing.

MetLife 2007 Proxy Statement

The Company makes available to its Executive Group members financial planning services provided by a third party consultant. This program is designed to keep Executive Group members focused on running the Company’s business rather than on financial planning matters that can be handled by outside professionals. For recordkeeping and administrative convenience of the Company, the Company also pays certain costs of travel and meals for family members accompanying Executive Group members on business functions.

The incremental cost of perquisites provided to the Named Executive Officers during 2006 is included in the “All Other Compensation” column of the Summary Compensation Table on page 39.

Compensation of Mr. Benmosche

Mr. Benmosche retired from the Company effective July 1, 2006. Before the beginning of 2006, Mr. Benmosche and the Compensation Committee agreed that his 2006 objective was to provide for a successful management transition. Based upon Mr. Benmosche’s 2006 individual performance and contribution to the Company, the Compensation Committee recommended to the Independent Directors in February 2007 that an AVIP award be approved for Mr. Benmosche. In addition, in 2006 the Compensation Committee recommended to the Independent Directors grants of stock options and performance shares for the January 1, 2006 to December 31, 2008 performance period to Mr. Benmosche in consideration of his contributions to the Company and the future impact of his business decisions. Mr. Benmosche’s AVIP award is reported in the Summary Compensation Table on page 39 and his 2006 grants of stock options and performance shares are reported in the table entitled “Grants of Plan-Based Awards in 2006” on page 44.

Severance Pay and Related Benefits

If an Executive Group member’s employment with the Company ends, he or she may be eligible for the Company’s severance program, which is available to substantially all salaried employees. The severance program encourages employees whose employment is ending to focus on their transition to other opportunities and allows the Company to obtain a release of any employment-related claims. The program provides employees with severance pay, outplacement services and other benefits if their employment with the Company ends involuntarily due to job elimination or, in limited circumstances, due to performance. Employees terminated for cause are not eligible.

The amount of severance pay reflects the employees’ salary grade, base salary rate and length of service, with longer-service employees receiving greater payments and benefits than shorter-service employees given the same salary grade and base salary. The Company also may enter into severance agreements that can differ from the general terms of the program, where business circumstances warrant.

Change-in-Control Arrangements

The Company has adopted arrangements that would impact the Executive Group members’ compensation and benefits upon a change-in-control of MetLife. If a change-in-control of MetLife were to occur, the Company’s ability to maximize shareholder value could be hindered if Executive Group members leave the Company or are distracted by concerns over continued employment. The Company’s change-in-control arrangements enhance the Company’s ability to retain Executive Group members in such a situation. They also promote the unbiased and disinterested efforts of the Executive Group members to maximize shareholder value during and after a change-in-control.

Employment Continuation Agreements.  The Company has entered into employment continuation agreements with Executive Group members, including each of the Named Executive Officers. These agreements do not provide for any payments or benefits based solely on a change-in-control of MetLife. Rather, each agreement provides that, if a change-in-control of MetLife occurs while the Executive Group member is employed by the Company, the Executive Group member’s employment would continue for a period of three years and be governed by the agreement during that time. If the Executive Group member’s terms and conditions of employment during that three-year period do not satisfy specified standards,

MetLife 2007 Proxy Statement

the Executive Group member may terminate employment and receive severance pay and related benefits. In addition, the Executive Group member would receive severance pay and related benefits if the Company terminated his or her employment during the three-year period without cause. This approach allows the Company to retain the executive through the transition period, but provides compensation if the executive’s services are no longer required in the new organization. Having this assurance of financial security during a potential change-in-control also allows Executive Group members to fulfill their duties and to act in the best interests of shareholders without distractions due to concerns over personal circumstances.

Additional Change-in-Control Arrangements. The Executive Group members’ stock option agreements, performance share agreements and
Long Term Plan opportunity awards also include change-in-control arrangements. These arrangements generally provide that stock options and long-term incentive awards vest immediately upon a change-in-control. However, in each case, MetLife or its successor may substitute an alternative award of equivalent value and vesting provisions no less favorable than the award being replaced, rather than allow the immediate vesting to occur. This structure keeps executives whole in situations where MetLife equity may not exist following a change-in-control or awards otherwise cannot or will not be replaced.

For additional information about change-in-control arrangements, including the Company’s definition of change-in-control for these purposes, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

MetLife 2007 Proxy Statement

Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

C. Robert Henrikson,	2006	$950,000	$4,234,657	$2,217,100	$4,000,000	$7,248,554	$239,259	$18,889,570
Chairman of the Board, President and Chief Executive Officer

William J. Wheeler,	2006	$433,333	$964,901	$500,367	$1,700,000	$214,677	$86,688	$3,899,966
Executive Vice President and Chief Financial Officer

William J. Toppeta,	2006	$583,334	$2,335,645	$1,230,083	$1,100,000	$2,651,845	$105,326	$8,006,233
President, International

Catherine A. Rein,	2006	$583,334	$1,925,887	$1,091,883	$1,300,000	$930,342	$98,215	$5,929,661
Senior Executive Vice President and Chief Administrative Officer

Lisa M. Weber,	2006	$583,333	$1,301,765	$745,400	$1,600,000	$290,155	$116,544	$4,637,197
President, Individual Business

Robert H. Benmosche,	2006	$550,000	$6,881,524	$4,545,483	$1,667,000	$5,368,623	$344,687	$19,357,317
former Chairman of the Board and Chief Executive Officer

Total Column

The amounts reported in the Total column do not represent only compensation paid and received by the Named Executive Officers in 2006. Rather, the Total column amounts also include items such as salary and cash incentive compensation that have been earned and paid (or earned and deferred), as well as the value of items such as performance shares and stock options which may never become payable or ultimately have a value that differs substantially from the values reported in this table. The values reported for stock awards and option awards were calculated based on the accounting expense of all stock and stock option awards, including in some cases those made prior to 2006, under applicable accounting standards. In addition, the amounts reported in the Total column include changes in the value of pension benefits from year-end 2005 to year-end 2006, which will become payable only after the Named Executive Officer ends his or her employment.

Salary

The amount reported in the Salary column represents the amount of base salary paid to each Named Executive Officer. Mr. Henrikson’s base salary rate increased to $1 million when he became the Company’s Chief Executive Officer on March 1, 2006. The Compensation Committee approved the following base salary increases for the other Named Executive Officers in 2006:

	Increase in Annual
Executive	Salary Rate	Effective Date

William J. Wheeler	$50,000	May 1, 2006
William J. Toppeta	$50,000	May 1, 2006
Catherine A. Rein	$50,000	May 1, 2006
Lisa M. Weber	$50,000	May 1, 2006

MetLife 2007 Proxy Statement

The relationship of each Named Executive Officer’s base salary payments to the amount in the Total column is as follows:

Base Salary Payments
as a Percentage of
Executive	Total Column

C. Robert Henrikson	5%
William J. Wheeler	11%
William J. Toppeta	7%
Catherine A. Rein	10%
Lisa M. Weber	13%
Robert H. Benmosche	3%

The amounts in the Total column do not represent “total compensation” as defined for purposes of the Company’s compensation structure and philosophy. For additional information, see “Compensation Discussion and Analysis” beginning on page 29.

Stock Awards

The amounts reported in the Stock Awards column represent the Company’s accounting expense in 2006 for all outstanding opportunity awards under the Long Term Plan and awards of performance shares under Financial Accounting Standard 123 (Revised). The amounts include awards for performance periods that began in prior years (2003, 2004, and 2005), as well as in 2006.

For a description of the assumptions made in determining these expenses, see Notes 1 and 17 in the Notes to Consolidated Financial Statements in the 2006 10-K. In determining these expenses it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the 2006 10-K, no such discount was applied in determining the expenses reported in this table.

On February 28, 2006, the Compensation Committee awarded each Named Executive Officer performance shares, payable in shares of MetLife common stock after the end of the three-year performance period from January 1, 2006 to December 31, 2008. The award was made pursuant to the 2005 Stock Plan. For a description of the material terms and performance conditions of the performance share awards in 2006, see the table entitled “Grants of Plan-Based Awards in 2006” on page 44. For a description of the effect on performance share awards of a termination of employment or change-in-control of MetLife, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

Awards made earlier than 2006 are also included in the 2006 accounting expense reflected in the Stock Awards column. Performance share awards made to the Named Executive Officers in 2005 were made pursuant to the 2005 Stock Plan, and had substantially the same terms as the performance share awards in 2006. Opportunity awards made to the Named Executive Officers in 2003 and 2004 were made under the Long Term Plan. For a description of the terms of the opportunity awards granted in 2004, see the table entitled “Outstanding Equity Awards at 2006 Fiscal Year-End” on page 46. For a description of the terms of the opportunity awards granted in 2003, which vested and were paid out in 2006, see the table entitled “Option Exercises and Stock Vested in 2006” on page 48.

Option Awards

The amounts reported in the Option Awards column represent the Company’s accounting expense in 2006 for all outstanding stock option awards under Financial Accounting Standard 123 (Revised). The amounts include awards made in 2003, 2004, and 2005, as well as 2006.

For a description of the assumptions made in determining these expenses, see Notes 1 and 17 of the Notes to Consolidated Financial Statements

MetLife 2007 Proxy Statement

in the 2006 10-K. In determining these expenses it was assumed that each Named Executive Officer would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the costs of these awards as reported in the 10-K, no such discount was applied in determining the costs reported in this table.

On February 28, 2006, the Compensation Committee awarded each Named Executive Officer options to buy MetLife common stock at a per share exercise price equal to the closing price of MetLife common stock on that date. The options were awarded pursuant to the 2005 Stock Plan. For a description of the material terms and conditions of the stock option awards in 2006, see the table entitled “Grants of Plan-Based Awards in 2006” on page 44. For a description of the effect on this award of a termination of employment or change in control of the Company, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

Awards made earlier than 2006 also contributed to the 2006 accounting expense reflected in the Stock Awards column. Stock option awards made to the Named Executive Officers in 2005 were made pursuant to the 2005 Stock Plan, and had substantially the same terms as the stock options awarded in 2006, except for exercise price. Stock option awards made to the Named Executive Officers in 2003 and 2004 were made pursuant to the MetLife, Inc. 2000 Stock Incentive Plan and had substantially the same terms as the stock options awarded in 2006, except for exercise price. For a description of the terms of the stock option awards granted in 2003 and 2004, see the table entitled “Outstanding Equity Awards at 2006 Fiscal Year-End” on page 46.

Non-Equity Incentive Plan Compensation

The amounts reported in the Non-Equity Incentive Plan Compensation column are the awards made in February 2007 by the Compensation Committee to each of the Named Executive Officers under the AVIP based on 2006 performance. The awards were payable in cash as of March 13, 2007. The factors considered by the Compensation Committee in determining the awards are discussed in the
Compensation Discussion and Analysis. For a description of the performance goals that applied to the awards, see the table entitled “Grants of Plan-Based Awards in 2006” on page 44.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate increase during 2006 in the actuarial present value of accumulated pension benefits for each of the Named Executive Officers. This increase reflects additional service in 2006, any increase in base salary compensation rate in 2006, and any non-equity incentive compensation paid in March 2006 for services in 2005. For Mr. Henrikson, the increase reflects his status as a long-term employee with over 34 years of service and the effect of increases in his compensation in connection with his becoming Chief Executive Officer of the Company. Mr. Henrikson and the other Named Executive Officers participate in the same long-standing retirement program that applies to other Company employees. For all employees in the Traditional Formula for their entire career who reach full benefit status (as Mr. Henrikson will in 2009), the program will, when combined with social security benefits, generally pay 60% of final average cash compensation upon retirement. This is in line with the large financial and insurance companies with which the Company compares its pension plan (see “Retirement and Other Benefits — Pension Program” beginning on page 35). Mr. Benmosche’s non-equity incentive compensation did not change the present value of his pension benefits. For a description of pension benefits, see the table entitled “Pension Benefits” on page 49.

The Named Executive Officers’ earnings on their nonqualified deferred compensation in 2006 were not above-market or preferential. As a result, earnings credited on their nonqualified deferred compensation are not required to be, nor are they, reflected in this column. For a description of the Company’s nonqualified deferred compensation plans and the simulated investments used to determine earnings, see the table entitled “Nonqualified Deferred Compensation” on page 52.

MetLife 2007 Proxy Statement

All Other Compensation

The amounts reported in this column include all other items of compensation, regardless of amount. Some of those items did not exceed $10,000. The following two items exceeded $10,000:

	Auxiliary
	Savings and	Perquisites
	Investment	and Other
	Plan	Personal
Executive	Contributions	Benefits

C. Robert Henrikson	$144,200	$86,259
William J. Wheeler	$63,533	$11,933
William J. Toppeta	$64,533	$31,993
Catherine A. Rein	$62,033	$27,382
Lisa M. Weber	$84,533	$21,093
Robert H. Benmosche	$263,200	$72,687

Auxiliary Savings and Investment Plan Contributions

The Company’s contributions to a nonqualified deferred compensation program, the Auxiliary Savings and Investment Plan, are made according to the same formula as the matching contributions to the tax-qualified savings and investment program (which includes a 401(k) plan). The contributions are made to the nonqualified program due to Internal Revenue Code limits on the amount of contributions to the tax qualified program.

Perquisites and Other Personal Benefits

The Company’s aggregate incremental cost to provide perquisites or other personal benefits to each Named Executive Officer is included in this column. Goods or services provided to the Named Executive Officers are perquisites or personal benefits only if they confer a personal benefit on the executive. However, goods or services that are directly and integrally related to the executive’s job duties, or are offered generally to all employees, or for which the executive fully reimbursed the Company are not perquisites or personal benefits. Each type of perquisite or other personal benefit is identified below. The amount associated with each perquisite is identified in the discussion below to the extent the amount exceeded $25,000.

Car Service.  These amounts include the cost paid by the Company for car service provided by vendors for personal travel. Where the Company used its own vehicles, the cost of tolls, fuel, and driver overtime compensation is included.

Aircraft Use.  These amounts include the variable costs for personal use of aircraft that was charged to the Company by the vendor that operates the Company’s leased aircraft for trip-related crew hotels and meals, landing and ground handling fees, hangar and parking costs, in-flight catering and telephone usage, and similar items. Fuel costs were calculated based on average fuel cost per flight hour for each hour of personal use. Because the aircraft is leased primarily for business use, fixed costs such as lease payments are not included in these amounts. The cost of personal aircraft use by Mr. Henrikson was $51,245 and by Mr. Benmosche was $69,110.

Financial Counseling Services.  These amounts include the cost paid by the Company for personal financial counseling services provided by vendors to each of the Named Executive Officers.

Medical Examinations.  These amounts include the Company’s costs to provide annual medical examinations and follow-up testing to the Named Executive Officers. The executives may use their own health care provider or a provider affiliated with a Company vendor.

Personal Expenses and Guest Accommodations at Company Conferences.  These amounts include the costs incurred by the Company for the spouses, family members, or other personal guests of the Named Executive Officer to attend a Company business conference or other event. They also reflect the cost of accommodations provided to the Named Executive Officer for

MetLife 2007 Proxy Statement

personal purposes in connection with a business conference or other event, such as on-site lodging prior to or after the conclusion of the conference or other event, and personal hotel charges during the event.

Travel Reservations Services.  These amounts include the costs paid by the Company to a vendor to make personal travel reservations for the Named Executive Officers.

MetLife 2007 Proxy Statement

Grants of Plan-Based Awards in 2006

		Estimated				All Other
		Possible				Option
		Payouts Under				Awards:	Exercise
		Non-Equity				Number of	or Base
		Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			Securities Underlying	Price of Option	Grant Date Fair Value
		Target	Threshold	Target	Maximum	Options	Awards	of Stock and
Name	Grant Date	($)	(#)	(#)	(#)	(#)	($/Sh)	Option Awards

C. Robert Henrikson	December 13, 2005	$10,000,000
	February 28, 2006		10,000	40,000	80,000			$1,936,000
	February 28, 2006					110,000	$50.12	$1,520,200
William J. Wheeler	December 13, 2005	$10,000,000
	February 28, 2006		4,000	16,000	32,000			$774,400
	February 28, 2006					45,000	$50.12	$621,900
William J. Toppeta	December 13, 2005	$10,000,000
	February 28, 2006		4,750	19,000	38,000			$919,600
	February 28, 2006					55,000	$50.12	$760,100
Catherine A. Rein	December 13, 2005	$10,000,000
	February 28, 2006		4,000	16,000	32,000			$774,400
	February 28, 2006					45,000	$50.12	$621,900
Lisa M. Weber	December 13, 2005	$10,000,000
	February 28, 2006		4,750	19,000	38,000			$919,600
	February 28, 2006					55,000	$50.12	$760,100
Robert H. Benmosche	December 13, 2005	$10,000,000
	February 28, 2006		25,000	100,000	200,000			$4,840,000
	February 28, 2006					300,000	$50.12	$4,146,000

Non-Equity Incentive Plan Awards

In December 2005, the Compensation Committee made Mr. Henrikson and Mr. Benmosche each eligible for an annual incentive payment for 2006 performance under AVIP in an amount of up to 1% of the Company’s net operating income, but not more than $10 million, which is the maximum award under AVIP. For 2006, each other Named Executive Officer was eligible for an AVIP award in an amount up to 0.5% of the Company’s net operating income, but not more than the $10 million maximum award under AVIP. Ten million dollars was less than 0.5% of the Company’s net operating income. As a result, the $10 million figure is reflected in the Non-Equity Incentive Plan column for each Named Executive Officer. This maximum amount must be labeled “target” in this table because no other amounts were established as minimum or target awards.

In February 2007, the Compensation Committee granted the Named Executive Officers awards under AVIP for 2006 performance. The amounts of the awards are reported in the Summary Compensation Table and, in each case, is less than the amount reflected in the Estimated Possible Payouts Under Non-Equity Incentive Plan Awards column of this table. The factors considered by the Compensation Committee in determining the awards are discussed in the Compensation Discussion and Analysis.

Equity Incentive Plan Awards

The performance share awards reflected in the Equity Incentive Plan Awards column were awarded under the 2005 Stock Plan and cover the performance period January 1, 2006 to December 31, 2008. The grant date was February 28, 2006, the date that the Compensation Committee approved these awards.

Shares of MetLife common stock are payable to eligible award recipients following the completion of the performance period. The number of shares payable at the end of the performance period is calculated by multiplying the number of

MetLife 2007 Proxy Statement

performance shares by a performance factor (from 0% to 200%). This factor is determined by comparing the Company’s performance for the performance period with that of other companies in the Insurance Index, as measured by (i) change in net operating earnings per share, and (ii) proportionate total shareholder return. Net operating earnings will be determined using income net of income taxes, but subtracting investment gains and losses and dividends paid on preferred shares, and excluding charges or benefits due to accounting changes. Proportionate total shareholder return will be determined using the change (plus or minus) in the initial closing price of a share of MetLife’s common stock to the final closing price of a share, plus reinvested dividends, for the performance period, divided by the initial closing price of a share. For this purpose, the initial and final closing prices are the average closing prices for 20-day periods at the beginning and end, respectively, of the performance period.

The following are some significant performance percentiles and their corresponding performance factors:

		Change in Annual
	Proportionate Total	Net Operating	Total
MetLife Rank as a Percentile of	Shareholder Return	Earnings per Share	Performance
Companies in the S&P Insurance Index	Performance Factor	Performance Factor	Factor

75th or Above	100%	100%	200%
Median	50%	50%	100%
25th	25%	25%	50%
Below 25th	0%	0%	0%

If the Company’s performance results in a total performance factor of 25%, each Named Executive Officer would receive the number of performance shares reflected in the Threshold column above for that officer. This is the lowest level of performance for which any performance shares would be payable. If the Company’s performance results in a total performance factor of 100%, the Named Executive Officer would receive the number of performance shares reflected in the Target column above. If the Company’s performance results in a total performance factor of 200%, the Named Executive Officer would receive the number of performance shares reflected in the Maximum column above. No dividends or dividend equivalents are earned on performance shares. No monetary consideration was paid by a Named Executive Officer for any performance shares. For a further discussion of the performance goals applicable to the performance share awards reflected in the table entitled “Grants of Plan-Based Awards in 2006,” see “Compensation Discussion and Analysis” beginning on page 29.

All Other Option Awards

The awards reported in the All Other Option Awards column were awarded under the 2005

Stock Plan. The exercise price of the stock option awards ($50.12) was the closing price of MetLife common stock on the grant date of the options, February 28, 2006. The grant date is the date that the Compensation Committee approved these awards. The stock options become exercisable at the rate of one-third of each grant on each of the first three anniversaries of that grant date, and expire on the day before the tenth anniversary of that grant date. No monetary consideration was paid by a Named Executive Officer for the award of any stock options.

Grant Date Fair Value of Stock and Option Awards

These amounts reported in the Grant Date Fair Value of Stock and Option Awards column were calculated by multiplying the number of performance shares by a grant date fair value per share of $48.40 and multiplying the number of options by a grant date fair value per share of $13.82. For a description of the assumptions made in determining these values, see Notes 1 and 17 of the Notes to Consolidated Financial Statements in the 2006 10-K.

MetLife 2007 Proxy Statement

Outstanding Equity Awards at 2006 Fiscal Year-End

This table presents information about outstanding stock option awards that were granted to the Named Executive Officers from 2001 through 2006. The stock option awards are outstanding because they had not been exercised or forfeited as of December 31, 2006. This table also presents information about outstanding stock awards granted to the Named Executive Officers. The stock awards are outstanding because they had not vested or become payable as of December 31, 2006. The stock option awards and stock awards reported in this table include awards granted in 2006, which are also reported in the table entitled “Grants of Plan-Based Awards in 2006.”

					Stock Awards
							Equity
							Incentive
							Plan
							Awards:	Equity Incentive
							Number of	Plan Awards:
	Option Awards(1)						Unearned	Market or
	Number of	Number of			Number of	Market Value	Shares,	Payout Value of
	Securities	Securities			Shares or	of Shares or	Units or	Unearned
	Underlying	Underlying			Units of	Units of	Other	Shares, Units or
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Options	Options	Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

C. Robert Henrikson	80,800	0	$29.95	April 8, 2011	27,477	$1,621,451	140,000	$8,261,400
	140,000	0	$30.35	February 18, 2012
	115,000	0	$26.00	February 17, 2013
	60,000	30,000	$35.26	February 16, 2014
	30,000	60,000	$38.47	April 14, 2015
	0	110,000	$50.12	February 27, 2016
William J. Wheeler	19,175	0	$29.95	April 8, 2011	13,015	$768,056	68,000	$4,012,680
	38,200	0	$30.35	February 18, 2012
	28,500	0	$26.00	February 17, 2013
	26,668	13,332	$35.26	February 16, 2014
	11,667	23,333	$38.47	April 14, 2015
	0	45,000	$50.12	February 27, 2016
William J. Toppeta	71,850	0	$29.95	April 8, 2011	21,692	$1,280,093	88,000	$5,192,880
	110,000	0	$30.35	February 18, 2012
	80,000	0	$26.00	February 17, 2013
	43,334	21,666	$35.26	February 16, 2014
	18,334	36,666	$38.47	April 14, 2015
	0	55,000	$50.12	February 27, 2016
Catherine A. Rein	62,875	0	$29.95	April 8, 2011	20,246	$1,194,753	68,000	$4,012,680
	109,650	0	$30.35	February 18, 2012
	75,000	0	$26.00	February 17, 2013
	43,334	21,666	$35.26	February 16, 2014
	18,334	36,666	$38.47	April 14, 2015
	0	45,000	$50.12	February 27, 2016
Lisa M. Weber	44,975	0	$29.95	April 8, 2011	22,415	$1,322,762	88,000	$5,192,880
	110,000	0	$30.35	February 18, 2012
	80,000	0	$26.00	February 17, 2013
	46,668	23,332	$35.26	February 16, 2014
	18,334	36,666	$38.47	April 14, 2015
	0	55,000	$50.12	February 27, 2016
Robert H. Benmosche	322,600	0	$29.95	July 1, 2009	127,987	$7,552,546	455,000	$26,849,550
	525,000	0	$30.35	February 18, 2012
	450,000	0	$26.00	February 17, 2013
	276,668	138,332	$35.26	February 16, 2014
	133,334	266,666	$38.47	April 14, 2015
	0	300,000	$50.12	February 27, 2016

MetLife 2007 Proxy Statement

(1)	Two hundred of the stock options with an exercise price of $29.95 became exercisable on the third anniversary of their grant date of April 7, 2001. All of the other stock options became exercisable (or will do so) at a rate of one-third of each annual grant on each of the first three anniversaries of the grant date, and have an expiration date that is the day before the tenth anniversary of the grant date.

(2)	The number of units reported for each Named Executive Officer reflects dollar-denominated Long Term Plan opportunity awards for the performance period of April 1, 2004 to March 31, 2007, adjusted for the total shareholder return on a share of MetLife common stock through December 29, 2006, the last business day of that year, divided by the closing price on that day. The final amount payable will be determined by using the total shareholder return for the entire performance period. The Compensation Committee may choose to adjust the final amount payable for the performance period by plus or minus 10%. None of the stock awards reflected for any Named Executive Officer will vest or be paid, if at all, until the end of the performance period on March 31, 2007. Seventy five percent of the final amount will be payable in the form of MetLife common stock based on the closing stock price at the end of the performance period, and 25% will be paid in cash. The executive has the opportunity to defer receipt of any or all the amounts to be paid, and can receive the 25% cash portion in stock, but only if the executive defers it as a stock award. The April 1, 2004 to March 31, 2007 opportunity awards are the final grants under the Long Term Plan, which was replaced by a performance share program under the 2005 Stock Plan.

(3)	The amount reflected is the dollar-denominated Long Term Plan opportunity award for the April 1, 2004 to March 31, 2007 performance period, multiplied by total shareholder return on a share of MetLife common stock from the beginning of the performance period through December 29, 2006, the last business day of that year. The amount assumes the Compensation Committee will finalize payments at 100% of total shareholder return.

(4)	None of the performance shares reflected in this column has vested or been paid, and may never vest or be paid. If they are paid, the amount that is paid may be different than the amounts reflected in the tables in this Proxy Statement. The number of performance shares in this column was determined by multiplying the aggregate performance shares awarded to each Named Executive Officer for the performance periods of January 1, 2005 to December 31, 2007 and January 1, 2006 to December 31, 2008 by a hypothetical performance factor of 200%. This hypothetical performance factor is the maximum performance factor that could be applied to the awards. The maximum performance factor has been used because it is not possible to determine the Company’s performance in 2006 in comparison to the performance of other companies in the Insurance Index at the time this Proxy Statement was filed. Under the terms of the awards, the number of shares of MetLife common stock that will be paid, if any, will be determined based upon a three-year performance period. See the table entitled “Grants of Plan-Based Awards in 2006” on page 44 for a description of the terms of the performance share awards covering the performance period January 1, 2006 to December 31, 2008. The terms of the performance share awards covering the performance period January 1, 2005 to December 31, 2007 are substantially similar.

(5)	The hypothetical amount reflected in this column for each Named Executive Officer is equal to the number of outstanding performance shares reflected in the column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of the Company’s common stock on December 29, 2006, the last business day of that year.

MetLife 2007 Proxy Statement

Option Exercises and Stock Vested in 2006

	Option Awards
	Number of
	Shares		Stock Awards(1)
	Acquired	Value Realized	Number of Shares	Value Realized
	on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

C. Robert Henrikson	—	—	37,049	$1,792,075
William J. Wheeler	—	—	10,334	$499,895
William J. Toppeta	—	—	29,249	$1,414,796
Catherine A. Rein	—	—	27,299	$1,320,477
Lisa M. Weber	—	—	29,249	$1,414,796
Robert H. Benmosche	—	—	175,496	$8,488,778

(1)	These amounts were paid under the Long Term Plan for the performance period of April 1, 2003 to March 31, 2006. Each Named Executive Officer was granted an opportunity award for that performance period. Following the conclusion of the performance period, the amount of the opportunity award was multiplied by the total shareholder return on a share of MetLife common stock during the performance period. For purposes of the Long Term Plan, total shareholder return means the change (plus or minus) in the closing price of a share of MetLife common stock from the first day of the performance period through the last day, plus the value of dividends paid during the performance period on such stock on a reinvested basis. The Compensation Committee could have increased or decreased the final amount payable by up to 10%. Based on its assessment of Company performance, it elected not to do so. Seventy-five percent of the final amount was payable in the form of MetLife common stock based on the closing stock price at the end of the performance period, and 25% was payable in cash using the closing price of MetLife common stock on March 31, 2006. Each of the Named Executive Officers had the opportunity to defer any or all amounts payable, but could receive the 25% cash portion in stock only if the executive deferred it as a stock payment. Mr. Henrikson deferred the receipt of his payment, including the 25% portion he elected to receive in deferred shares of MetLife common stock. Ms. Weber deferred receipt of the 75% stock portion of her payment, and deferred the 25% cash portion for later payment in cash. Mr. Wheeler, Mr. Benmosche, Mr. Toppeta, and Ms. Rein each elected to defer receipt of the 75% stock portion of their payment and to receive their 25% cash portion on a non-deferred basis.

MetLife 2007 Proxy Statement

Pension Benefits

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

C. Robert Henrikson	Metropolitan Life Retirement Plan for United States Employees	34.5	$1,153,743	—

	MetLife Auxiliary Pension Plan	34.5	$15,002,348	—
William J. Wheeler	Metropolitan Life Retirement Plan for United States Employees	9.25	$141,808	—

	MetLife Auxiliary Pension Plan	9.25	$527,466	—
William J. Toppeta	Metropolitan Life Retirement Plan for United States Employees	33.417	$1,033,980	—

	MetLife Auxiliary Pension Plan	33.417	$7,302,784	—
Catherine A. Rein	Metropolitan Life Retirement Plan for United States Employees	21.417	$837,395	—

	MetLife Auxiliary Pension Plan	21.417	$5,308,972	—
Lisa M. Weber	Metropolitan Life Retirement Plan for United States Employees	8.833	$134,027	—

	MetLife Auxiliary Pension Plan	8.833	$922,666	—
Robert H. Benmosche	Metropolitan Life Retirement Plan for United States Employees	10.833	$333,932	$13,361

	MetLife Auxiliary Pension Plan	10.833	$11,734,454	—

The Named Executive Officers participate in the Metropolitan Life Retirement Plan for United States Employees (the “Retirement Plan”) and the MetLife Auxiliary Pension Plan (the “Auxiliary Plan”). The Retirement Plan is a tax-qualified defined benefit pension plan that provides benefits for employees on the United States payroll. Employees are eligible to participate after one year of service and become vested in their benefits after five years of service. The amount of an employee’s pension under the Retirement Plan is calculated using historical compensation and other information. Since the Internal Revenue Code imposes limitations on the amounts that could be paid under the Retirement Plan, the Company also sponsors the Auxiliary Plan to provide benefits which eligible employees would have received under the Retirement Plan if these limitations were not imposed. The Auxiliary Plan is a nonqualified deferred compensation plan that is unfunded. Benefits under the Auxiliary Plan are calculated in substantially the same manner as they are under the Retirement Plan.

An employee’s benefit under the Retirement Plan is calculated under either one or a combination of

MetLife 2007 Proxy Statement

two different formulas. The Traditional Formula is used to calculate benefits for an employee’s service before 2003. The annual benefit under this formula is determined by multiplying the employee’s years of service (up to 35) by the sum of (a) 1.1% of the average Social Security wage base over the past 35-years, and (b) 1.7% of the employee’s final average compensation in excess of the average Social Security wage base. Employees who served more than 35 years also receive 0.5% of final average compensation multiplied by years and months of service in excess of 35 years. An employee’s final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining the consecutive five-year period during which the employee’s eligible compensation (including base salary and AVIP awards) produces the highest average annual compensation. When determining benefits under the Auxiliary Plan for the Named Executive Officers (and other senior officers), final average compensation is calculated by looking back at the 10-year period prior to retirement or termination of employment and determining (a) the consecutive five-year period that would produce the highest average base salary, and (b) the average of the highest five AVIP awards, regardless of whether in consecutive years, using a projected AVIP award (equal to the highest of the last three AVIP awards paid while the Named Executive Officer was in active service) for any partial final year of employment. The sum of the highest average annual base salary and the average annual AVIP award is the Named Executive Officer’s final average compensation.

Employees hired before 2002 who remained employed throughout 2002 were given the opportunity to continue accruing their pension benefits under the Traditional Formula for their benefits for service in 2003 and later or to begin accruing benefits for 2003 and later under the Personal Retirement Account Formula. All employees hired (or rehired) during or after 2002 accrue benefits under the Personal Retirement Account Formula. Under the Personal Retirement Account Formula, an employee is credited each month with an amount equal to 5% of eligible compensation up to the Social Security wage base (for 2006, $94,200), plus 10% of eligible compensation in excess of that wage base. In addition, amounts in each employee’s account earn interest at the U.S. government’s 30-year treasury rate. Mr. Henrikson’s, Mr. Benmosche’s, Ms. Rein’s, and Mr. Toppeta’s benefits will be determined exclusively under the Traditional Formula. Mr. Wheeler’s and Ms. Weber’s benefits will be determined using the Traditional Formula for benefits for service prior to 2003, and the Personal Retirement Account Formula for benefits for service in 2003 and later.

Whether an employee’s benefit is determined under the Traditional Formula or the Personal Retirement Account Formula, the employee may choose to receive the benefit as joint and survivor annuity, life annuity, life annuity with term certain, contingent survivor annuity, or first-to-die annuity. The Traditional Formula benefit may not be paid to employees before their earliest retirement date under the plan. Employees may choose a lump sum payout of their benefits under the Personal Retirement Account Formula at termination of their employment or later. The Named Executive Officers may also select, subject to the approval of the Compensation Committee or its designee, the timing and form of the Traditional Formula benefit payment under the Auxiliary Plan, including a lump sum payment. Except for the joint and survivor annuity when the spouse is the contingent annuitant, the actuarial value of all forms of payment is substantially equivalent. The actuarial value of a joint and survivor annuity when a spouse is the contingent annuitant is higher because the Company provides a survivor spousal benefit of up to 30% without reducing the employee’s benefit.

The present value of a Named Executive Officer’s accumulated pension benefits under the Traditional Formula and/or the Personal Retirement Account Formula is reported in the table entitled “Pension Benefits.” The assumptions used in the determination of present value as of December 31, 2006 include assumed retirement for each Named Executive Officer at the earliest date the executive could retire with full pension benefits. This was the earlier of the date the executive reached at least age 62 with at least 20 years of service, or the normal retirement (age 65). Otherwise, the assumptions used were the same as those used

MetLife 2007 Proxy Statement

for financial reporting under GAAP. For a discussion of the assumptions made regarding this valuation, see Note 16 of the Notes to Consolidated Financial Statements included in the 2006 10-K.

Amounts that were vested in the Auxiliary Plan after 2004 are subject to the requirements of Internal Revenue Code Section 409A (“Section 409A”). Each of the Named Executive Officers who have any amounts under the Auxiliary Plan were given the opportunity to choose their form of payment (including a lump sum) in 2006, and may change their elections through 2007 (so long as they do not begin receiving payments in 2007), which is within the time period permitted for such elections under Section 409A. Payments of amounts that are subject to the requirements of Section 409A to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation.

Employees qualify for normal retirement at age 65 with at least one year of service. An employee is eligible for early retirement beginning at age 55 with 15 years of service. Each year of age over age 57 1/2 reduces the number of years of service required to qualify for early retirement, until normal retirement at age 65 and at least one year of service. Mr. Henrikson, Mr. Benmosche, Ms. Rein and Mr. Toppeta were eligible for early retirement benefits in 2006.

Early retirement payments are reduced from normal retirement benefits by an early retirement factor that depends on the employee’s age and years of service at the end of employment. If an employee has 20 years of service or more and is retirement eligible, the factors range from 72% at age 55 to 100% at age 62. If an employee does not have 20 years of service, the factors range from 54.8% at age 55 to 100% at age 65.

Mr. Benmosche retired effective July 1, 2006. Mr. Benmosche chose to receive his Auxiliary Plan benefit in 240 monthly payments of $98,371.76 commencing January 1, 2010. This was actuarially equivalent to the lump sum value of that benefit on the date of his retirement.

For a discussion of service credit granted under certain terminations of employment, see “Potential Payments Upon Termination or Change-in-Control” beginning on page 55.

MetLife 2007 Proxy Statement

Nonqualified Deferred Compensation

The Company’s deferred compensation program offers savings opportunities to the Named Executive Officers, as well as hundreds of other eligible employees. Under this program, employees may elect to defer receipt of their base salary and incentive compensation. Income taxation on such compensation is delayed until the employee receives payment. In addition, under the Auxiliary Savings and Investment Plan, employees receive Company contributions on a basis similar to a 401(k) matching contribution.

The following table includes the amount of their own compensation that each Named Executive Officer deferred under the Company’s deferred compensation program in 2006 and the amount the Company contributed to the Named Executive Officer’s Auxiliary Savings and Investment Plan account in 2006, as well as aggregate earnings in 2006 on all deferred compensation, any distributions made in 2006, and the aggregate deferred compensation balance at the end of 2006. The aggregate balance includes any deferrals and earnings on deferrals in all years of employment, not limited to 2006.

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)

C. Robert Henrikson	$1,766,090	$144,200	$1,316,923	$0	$7,987,282
William J. Wheeler	$374,922	$63,533	$286,427	$0	$1,679,546
William J. Toppeta	$1,061,097	$64,533	$892,065	$0	$5,318,214
Catherine A. Rein	$990,358	$62,033	$842,309	$0	$5,142,794
Lisa M. Weber	$1,394,281	$84,533	$1,026,631	$0	$8,654,336
Robert H. Benmosche	$6,366,584	$263,200	$4,089,703	$1,995,010	$29,178,018

(1)	Amounts in this column were earned under the Long Term Plan in 2006 for the performance period April 1, 2003 to March 31, 2006. Mr. Henrikson and Ms. Weber each elected to defer receipt of the entire payment. Mr. Wheeler, Mr. Benmosche, Mr. Toppeta, and Ms. Rein each elected to defer receipt of the 75% of the payment which was payable in the form of MetLife common stock. Each amount is net of withholding for certain taxes prior to deferral. The full amounts of the Long Term Plan awards are included in the table entitled “Option Exercises and Stock Vested in 2006” on page 48. The specific amounts reported in this column do not appear in the Summary Compensation Table. However, the Company’s accounting expense in 2006 for these and all other Long Term Plan opportunity awards that were outstanding for any part of 2006 is reported in the Summary Compensation Table (see “Stock Awards” on page 40).

(2)	Amounts in this column are included as Auxiliary Savings and Investment Plan contributions in the amount reported in the All Other Compensation column of the Summary Compensation Table.

(3)	Amounts in this column are not reported in the Summary Compensation Table.

Deferred Compensation Program

Under the Company’s deferred compensation program, Named Executive Officers may elect to defer receipt of up to 75% of the executive’s salary and all of the executive’s AVIP award and any payments that are awarded under stock awards. These deferrals are voluntary contributions of the Named Executive Officers’ own earnings.

Payments that would have been made in MetLife common stock, but are deferred, remain payable in MetLife common stock. Long Term Plan awards otherwise payable in cash may be irrevocably deferred in the form of MetLife common stock. In that event, when the deferred payment is made it will be made in shares of MetLife common stock, and not in cash. For a further description of

MetLife 2007 Proxy Statement

payments under the Long Term Plan, see the table entitled “Option Exercises and Stock Vested in 2006” on page 48. All other deferred compensation is payable in cash.

Named Executive Officers may elect to receive compensation they have deferred at a specified date before, upon or after retirement. In addition, Named Executive Officers may elect to receive payments in a single lump sum or in up to 15 annual installments. However, despite a Named Executive Officer’s election, payment is generally made in full in a single lump sum should the executive terminate employment with the Company before retirement eligibility or eligibility for subsidized post-retirement medical benefits.

The Company’s deferred compensation program consists of a plan for amounts that are subject to the requirements of Section 409A and a plan for amounts that were vested by December 31, 2004 and are not subject to the requirements of Section 409A. The terms of the plans are substantially similar, except that participants may choose to receive amounts not subject to Section 409A at any time with a 10% deduction, and that payments of amounts that are subject to the requirements of Section 409A to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation.

The Company offers a range of simulated investments under the deferred compensation program. Named Executive Officers may generally choose their simulated investments for their deferred compensation at the time they elect to defer compensation, and may change their simulated investment selections for their existing account balances up to six times each calendar year. The table below reflects the simulated investment returns for 2006 on each of the alternatives offered under the program. The MetLife Deferred Shares Fund is available exclusively for deferred shares of MetLife common stock, and reflects changes in value of MetLife common stock plus the value of imputed reinvested dividends.

Simulated Investment	2006 Return

MetLife Savings and Investment Plan Fixed Income Fund	5.00%
Lord Abbett Bond Debenture Fund	9.35%
Oakmark Fund®	18.26%
MetLife Savings and Investment Plan Small Company Stock Fund	11.42%
Oakmark International Fund	30.60%
Standard & Poor’s 500® Index	15.80%
Russell 2000® Index	18.37%
Nasdaq Composite® Index	10.28%
MSCI EAFE® Index	26.34%
Lehman Brothers® Aggregate Bond Index	4.33%
Merrill Lynch US High Yield Master II Index	11.77%
MSCI Emerging Markets Indexsm	32.17%
MetLife Deferred Shares Fund	21.64%

Auxiliary Savings and Investment Plan

Named Executive Officers and other eligible employees who elect to contribute 3% of their eligible compensation under the tax-qualified Savings and Investment Plan receive a matching contribution of 4% of their eligible compensation in that plan. However, the Internal Revenue Code limits employer “matching contributions” under the Savings and Investment Plan. In 2006, the Company could not match contributions on compensation over $220,000. Named Executive Officers and other eligible employees are credited with 4% of their eligible compensation beyond that limit. This additional amount is credited to an account established for the employee under the nonqualified Auxiliary Savings and Investment Plan. No employee contribution is required to participate in the Auxiliary Savings and Investment Plan. The employee’s eligible compensation under the Savings and Investment Plan and Auxiliary Savings and Investment Plan includes base salary and AVIP awards. Employees can elect to receive their Auxiliary Savings and Investment Plan balances in a lump sum at termination of employment or in up to 15 annual installments. Employees can also elect to delay their payment, or

MetLife 2007 Proxy Statement

the beginning of their annual payments, up to ten years after termination of employment.

Amounts in the Auxiliary Savings and Investment Plan are subject to the requirements of Section 409A. Participants were offered the opportunity to elect the time and form of their payments in 2006, and will be given an opportunity to do so in 2007, which is within the time period permitted for such elections under Section 409A. If the participant’s employment ends in the same year that the participant made an election, that election must be disregarded under Section 409A, and any prior election made in an earlier year will instead govern the payment. Participants who do not make a valid election by the end of their employment will be paid their entire Auxiliary Savings and Investment Plan amount in a lump sum as soon as administratively possible following their separation from service, which is the current default form of payment under the Auxiliary Savings and Investment Plan. Payments to the top 50 highest paid officers in the Company that are due upon separation from service are delayed for six months following their separation, in compliance with Section 409A.

Employees may choose from a range of simulated investments for their Auxiliary Savings and Investment Plan accounts. These simulated investments are identical to the basic funds offered under the Savings and Investment Plan. Employees may change the simulated investments for new Company contributions to their Auxiliary Savings and Investment Plan accounts at any time. Employees may also change the simulated investments for their existing Auxiliary Savings and Investment Plan accounts up to twice a month. Employees may not have more than one-half of their Auxiliary Savings and Investment Plan account balances in the MetLife Common Stock Fund. Fees are charged to employees for moving existing balances out of certain international simulated investments prior to pre-established holding period requirements.

The table below reflects the simulated investment returns for 2006 on each of the alternatives offered under the Auxiliary Savings and Investment Plan. The MetLife Company Stock Fund includes a limited proportion of simulated investments in instruments other than MetLife common stock.

Simulated Investment	2006 Return

Fixed Income Fund	5.00%
Common Stock Index Fund	15.73%
Equity Fund	7.50%
Value Equity Fund	18.25%
Blended Small Company Stock Fund	16.60%
Small Company Stock Fund	11.42%
International Equity Fund	19.62%
Emerging Markets Equity Fund	27.00%
MetLife Company Stock Fund	21.38%

MetLife 2007 Proxy Statement

Potential Payments Upon Termination or Change-in-Control

The table and accompanying text below reflect estimated additional payments or benefits that would have been earned or accrued, or that would have vested or been paid out earlier than normal, had any Named Executive Officer (other than Mr. Benmosche) been terminated from employment or had a change-in-control of the Company occurred on the last business day of 2006 (the “Trigger Date”). The table reflects hypothetical payments and benefits. None of the payments or benefits has actually been made. It does not include payments or benefits under arrangements available on the same basis generally to all salaried employees of the Company. The Named Executive Officers’ pension benefits and nonqualified deferred compensation are described in the tables entitled “Pension Benefits” and “Nonqualified Deferred Compensation,” respectively.

Mr. Benmosche retired prior to the last business day of 2006. As a result, he would not have been entitled to any additional benefits had a change-in-control occurred on that day. Mr. Benmosche’s non-competition/non-solicitation agreement is separately described at the end of this section.

Named Executive Officers Who Were Employed by the Company As of the Last Business Day of 2006

	No Change-in-Control			Change-in-Control
		Involuntary		Payments Solely on
	Voluntary	Termination With		Account of	Termination With
	Resignation	Severance Pay	Death	Change-in-Control	Severance Pay

C. Robert Henrikson	$27,765	$1,355,959	$8,674,951	$8,723,703	$15,842,046
William J. Wheeler	$0	$372,958	$3,970,341	$4,019,093	$6,902,934
William J. Toppeta	$27,765	$919,918	$5,633,170	$5,681,922	$9,266,069
Catherine A. Rein	$27,765	$845,979	$4,868,830	$4,917,582	$9,009,467
Lisa M. Weber	$0	$468,150	$5,715,407	$5,764,159	$9,845,720

Voluntary Termination (No Change-in-Control). None of the Named Executive Officers has an employment agreement or other arrangement that calls for any severance pay in connection with a voluntary resignation from employment prior to a change-in-control. The Named Executive Officers who were eligible to retire (“Retirement Eligible”) as of the Trigger Date (Mr. Henrikson, Mr. Toppeta, and Ms. Rein), would each have been eligible for financial planning services in connection with the end of their employment, regardless of the reason their employment ended. The estimated cost of those services is reflected in this table.

In addition, a Named Executive Officer who had resigned but was Retirement Eligible as of the Trigger Date would have continued to receive the benefit of the executive’s existing long-term incentive awards. Such an executive would have continued to receive payment for the executive’s 2004-2007 Long Term Plan opportunity award at the conclusion of the performance period as if the executive had remained employed. Unless the executive had been involuntarily terminated for cause, each of the executive’s performance shares would have been paid after the conclusion of the performance period as if the executive had remained employed. In addition, unless the executive had been involuntarily terminated for cause, the stock options granted to the executive in 2001 would have continued to vest and remain exercisable for three years from the end of the executive’s employment, and all of the Named Executive Officers’ other stock options would have continued to vest and remain exercisable for the full ten-year term of the stock option. The executive would also have been eligible for an AVIP payment for 2006, at the discretion of the Compensation Committee. These terms apply to all employees of the Company who meet the age and service qualifications for Retirement Eligibility and have received such awards. See the table entitled “Outstanding Equity Awards at 2006

MetLife 2007 Proxy Statement

Fiscal Year-End” on page 46 for details on those awards.

Any Named Executive Officer who had resigned but was not Retirement Eligible as of the Trigger Date would have had 30 days from the Trigger Date to exercise any stock options that had vested as of the Trigger Date, and would otherwise have forfeited all outstanding incentive compensation awards.

Involuntary Termination With Severance Pay (No Change-in-Control).  None of the Named Executive Officers has an employment agreement or other arrangement that calls for any severance pay in connection with a termination of employment for cause. If the Named Executive Officer had been terminated for cause, the executive’s performance shares and stock options would have been forfeited and the executive would have received no AVIP payment for 2006 performance. For this purpose, “cause” is defined as engaging in a serious infraction of Company policy, theft of Company property or services or other dishonest conduct, conduct otherwise injurious to the interests of the Company, or demonstrated unacceptable lateness or absenteeism.

Had a Named Executive Officer’s employment been terminated due to job elimination without a change-in-control having occurred, the executive would have been eligible to severance pay equal to 28 weeks base salary plus one week for every year of service, up to the executive’s current annual base salary rate. If the executive had elected to receive severance pay in installments rather than in a lump sum, the executive would have been entitled to receive age and service credit enhancements equal in time to the number of weeks of salary paid as severance pay (the “Severance Period”). This Severance Period would have increased the executive’s pension benefits and the Company’s contributions to the executive’s post-retirement health benefits. In order to receive any severance pay or a Severance Period, the executive would have had to enter into a separation agreement that would have included a release of employment-related claims against the Company (a “Separation Agreement”). Each executive would also have been entitled to outplacement services, and the executives who were not Retirement Eligible would have been entitled to the same financial planning services as those who were Retirement Eligible. The estimated cost of these payments and benefits is reflected in the table above, with increases in benefits determined on an actuarial present value basis.

If the Named Executive Officer’s termination had been due to performance, the amount of severance pay and the length of the Severance Period would have each been one-half of what it would have been in the case of job elimination.

The effect of termination with severance pay on a Named Executive Officer’s existing long-term incentive awards would have generally been the same as that of a voluntary termination. However, had a Named Executive Officer been eligible for subsidized post-retirement medical benefits on the Trigger Date, the executive would have received the benefit of all Long Term Plan awards, and all other long-term incentive awards made in 2005 or later, on the same basis as those who were Retirement Eligible. The Company has the right to offer additional payments in exchange for a Separation Agreement in consideration of forfeitures of long-term incentive awards or for other reasons.

Death (No Change-in-Control).  Had a Named Executive Officer died on the Trigger Date, that executive’s long-term incentive awards would have vested and become payable immediately. The Company would have paid the executive’s 2004-2007 Long Term Plan opportunity award using total shareholder return through the Trigger Date, and would have paid the executive’s performance shares using 100% of performance shares granted (“Target Performance”). All of the executive’s stock options would have become immediately exercisable. These terms apply to all employees of the Company who have been made such awards.

The estimated cost of these payments and benefits is reflected in the table above. The payment on long-term incentive awards was calculated using the closing price of MetLife common stock on the Trigger Date (the “Trigger Date Closing Price”).

Payments Solely on Account of a Change-in-Control.  The Company’s definition of change-in-control is: any person acquires beneficial ownership of 25% or more of MetLife’s voting securities (for this purpose, persons include

MetLife 2007 Proxy Statement

any group under Rule 13d-5(b) under the Securities Exchange Act, not including MetLife, any affiliate of MetLife, any Company employee benefit plan, or the MetLife Policyholder Trust); a change in the majority of the membership of MetLife’s Board of Directors (other than any director nominated or elected by other directors) occurs within any 24-month period; or a completed transaction after which the previous shareholders of MetLife do not own the majority of the voting shares in the resulting company, or do not own the majority of the voting shares in each company that holds more than 25% of the assets of MetLife prior to the transaction.

Had a change-in-control occurred on the Trigger Date, each Named Executive Officer’s long-term incentive awards would have vested. The Company would have paid out each executive’s 2004-2007 Long Term Plan opportunity award in cash using total shareholder return through the Trigger Date and the change-in-control price of MetLife common stock. The Company would also have paid out the executive’s performance shares in cash using Target Performance and the change-in-control price of MetLife common stock. Each executive’s stock options would have become immediately exercisable, and the Compensation Committee could have chosen to cancel each option in exchange for a cash payment equal to the difference between the exercise price of the stock option and the change-in-control price. In each case, the Company could have chosen to substitute an award with at least the same value and at least equivalent material terms (an “Alternative Award”), rather than accelerate or pay out the existing award. In addition, upon a change-in-control, each of the Named Executive Officers would have been eligible for four years of financial planning services regardless of termination of employment.

The estimated cost of these payments and benefits is reflected in the table above. The payment as a result of long-term incentive awards was calculated using the Trigger Date Closing Price and assumes no Alternative Award was made.

Termination with Severance Pay (Change-in-Control).  MetLife has entered into employment continuation agreements with each Named Executive Officer and certain other executives. Had a change-in-control occurred on the Trigger Date, each Named Executive Officer’s employment continuation agreement would have become effective. The executive’s employment would have been governed by the agreement for three years beginning with that date (the “Agreement Term”).

If the executive’s terms and conditions of employment during the Agreement Term had not satisfied specified standards, the executive could have terminated employment and received severance pay and related benefits. These standards include: base pay no lower than the level paid before the change-in-control; annual bonus opportunities at least the same as other Company executives; participation in all long-term incentive compensation programs for key executives at least the same level as other executives of the Company of comparable rank; aggregate annual bonus and long-term compensation awards at least equal to the aggregate value of such awards for any of three years prior to the change-in-control; a prorata annual bonus for any fiscal year that extends beyond the end of the three-year period at least equal to the same prorata portion of any of the three annual bonuses awarded prior to the change-in-control; participation in all Company pension, deferred compensation, savings, and other benefit plans at the same level as or better than those made available to other similarly-situated officers; vacation, indemnification, fringe benefits, and reimbursement of expenses on the same basis as other similarly-situated officers; and a work location at the same office as the executive had immediately prior to the change-in-control, or within 50 miles of that location.

In addition, if the Company had involuntarily terminated the Named Executive Officer’s employment without cause during the Agreement Term, the executive would have received severance pay and related benefits. For these purposes, cause is defined as the executive’s conviction or plea of nolo contendere to a felony, dishonesty or gross misconduct which results or is intended to result in material damage to the Company’s business or reputation, or repeated, material, willful and deliberate violations by the executive of the executive’s obligations.

MetLife 2007 Proxy Statement

Had a Named Executive Officer qualified for severance pay as of the Trigger Date, the amount would have been three times the sum of the executive’s annual rate of pay plus the average of the executive’s AVIP awards for the three fiscal years prior to the change-in-control. The executive’s related benefits would have included up to three years continuation of existing medical, dental, and long-term disability plan benefits, as well as additional service credit for pension benefits for up to three years or until the executive’s 65th birthday (whichever comes first). The agreements also provide that the executive would be made whole for any excise taxes due as a result of payments exceeding the change-in-control excise tax threshold. Mr. Wheeler’s agreement provides that he will be made whole for such taxes only if the aggregate value of payments exceeds the amount that could be paid without incurring an excise tax by at least ten percent, and otherwise that payments will be reduced to the maximum amount that could be paid without incurring an excise tax. The estimated cost of these payments and benefits is reflected in the table above, using the Trigger Date Closing Price and the actuarial present value of continuation of benefits and additional service credit.

Mr. Benmosche’s Non-Competition/Non-Solicitation Agreement

Mr. Benmosche retired from the Company effective July 1, 2006. In connection with his retirement, the Company entered into an agreement with Mr. Benmosche to assure that, for a reasonable period following his retirement, he may not engage in activities on behalf of certain competitors, solicit employees or interfere with the Company’s business relationships. Under this agreement, Mr. Benmosche agreed not to provide services to, or otherwise become associated with, in any active fashion, whether as an officer, consultant, agent, partner or otherwise, a number of the Company’s principal competitors or their affiliates or subsidiaries (the “Restricted Competitors”) for an 18 month period following his retirement (that is, until December 31, 2007). Mr. Benmosche also agreed that, during that same restricted period, he will not solicit for employment or otherwise induce any of the Company’s officers or other employees to leave MetLife’s employ, or hire any such person or any person who had been in MetLife’s employ as of Mr. Benmosche’s retirement date or during the six-month period preceding Mr. Benmosche’s retirement date. Additionally, under the agreement, during the restricted period, Mr. Benmosche agreed not to solicit any of the Company’s customers, suppliers, vendors or other business relations on behalf of any Restricted Competitor, or to otherwise encourage any such person to cease doing business with MetLife, or to otherwise limit the extent of its business relationships with the Company.

In consideration of, and subject to Mr. Benmosche’s compliance with, these commitments and the other terms of the agreement, commencing January 1, 2010, the Company will pay Mr. Benmosche, or his designated beneficiary, a monthly benefit for a period of 20 years. These future payments had an approximate present value of $6 million as of the date of the agreement. As part of the agreement, Mr. Benmosche also reaffirmed the commitments previously made under the Company’s Agreement to Protect Corporate Property and, subject to standard exceptions (such as for judicial process), made commitments not to use or disclose, directly or indirectly, any privileged, confidential or proprietary business information to MetLife’s clients or business partners. The agreement also contains provisions recognizing the Company’s right to enforce these covenants, including through the issuance of injunctive relief, and a standard general release of all claims against MetLife in connection with his employment.

MetLife 2007 Proxy Statement

Security Ownership of Directors and Executive Officers

The table below shows the number of equity securities of MetLife beneficially owned on March 1, 2007 by each of the Directors and Named Executive Officers of MetLife and all the Directors and executive officers, as a group.

Securities beneficially owned include shares held in each Director’s or executive officer’s name, shares held by a broker for the benefit of the Director or executive officer, shares which the Director or executive officer could acquire within 60 days (as described in notes (3), (4) and (5) below), shares held indirectly in the Savings and Investment Plan and other shares which the Director or executive officer may directly or indirectly have or share voting power or investment power (including the power to direct the disposition of the shares). None of the Directors or executive officers of the Company beneficially owned Floating Rate Non-Cumulative Preferred Stock, Series A, of the Company or 6.375% Common Equity Units of the Company as of March 1, 2007.

			6.50% Non-Cumulative
	Common Stock		Preferred Stock,
	Amount and		Series B
	Nature of		Amount and
	Beneficial		Nature of
	Ownership	Percent of	Beneficial	Percent of
Name	(1)(2)(3)(4)(5)	Class	Ownership(8)	Class

C. Robert Henrikson	577,636	*	—	—
Curtis H. Barnette	18,100	*	—	—
Sylvia M. Burwell	7,978	*	—	—
Burton A. Dole, Jr.	18,396	*	—	—
Cheryl W. Grisé	6,461	*	—	—
James R. Houghton	18,100	*	—	—
R. Glenn Hubbard	446	*	—	—
Harry P. Kamen	14,553	*	1,000	**
Helene L. Kaplan	10,755	*	—	—
John M. Keane	9,006	*	—	—
James M. Kilts	715	*	—	—
Charles M. Leighton	7,650	*	—	—
Hugh B. Price	8,005	*	—	—
David Satcher	439	*	—	—
Kenton J. Sicchitano	8,005	*	—	—
William C. Steere, Jr.	23,262	*	—	—
Robert H. Benmosche	2,313,621	*	—	—
Catherine A. Rein	402,838	*	—	—
William J. Toppeta	423,213	*	—	—
Lisa M. Weber	389,610	*		—
William J. Wheeler	175,763	*	—	—
Board of Directors of MetLife, but not in each Director’s individual capacity(6)	274,293,334	36.3%	—	—
All Directors and executive officers, as a group(7)	2,395,646	*	1,000	**

*	Number of shares represents less than one percent of the number of shares of common stock outstanding at March 1, 2007.

**	Number of shares represents less than one percent of the number of shares of 6.50% Non-Cumulative Preferred Stock, Series B (“Series B Preferred Shares”), outstanding at March 1, 2007.

MetLife 2007 Proxy Statement

(1)	Each Director and executive officer has sole voting and investment power over the shares shown in this column opposite his or her name, except as indicated in notes (2) and (3) below.

Additionally, Mr. Henrikson has shared investment and voting power over 479 shares included in this column and he disclaims beneficial ownership of 20 shares included in this column.

(2)	Includes shares held by the MetLife Policyholder Trust allocated to the Directors and Named Executive Officers in their individual capacities as beneficiaries of the Trust, as follows:

	Shares Held in		Shares Held in		Shares Held in
	Policyholder		Policyholder		Policyholder
Name	Trust	Name	Trust	Name	Trust

Henrikson	509	Kaplan	10	Benmosche	350
Barnette	10	Leighton	79	Rein	10
Dole	15	Price	10	Toppeta	344
Houghton	10	Satcher	260	Weber	10
Kamen	86	Steere	10	Wheeler	10

Directors and executive officers as of March 1, 2007, as a group, were allocated 1,484 shares as beneficiaries of the MetLife Policyholder Trust in their individual capacities. The beneficiaries have sole investment power and shared voting power with respect to such shares. Note (6) below describes additional beneficial ownership attributed to the Board of Directors as an entity, but not to any Director in an individual capacity, of shares held by the MetLife Policyholder Trust.

(3)	Includes shares that are subject to options which were granted under the 2000 Directors Stock Plan, the 2000 Stock Plan or the 2005 Stock Plan and are exercisable within 60 days of March 1, 2007. The number of such options held by each Director and Named Executive Officer is shown in the following table:

	Number of		Number of		Number of
	Options		Options		Options
	Exercisable		Exercisable		Exercisable
Name	within 60 days	Name	within 60 days	Name	within 60 days

Henrikson	522,467	Kamen	6,836	Steere	6,836
Barnette	6,836	Kaplan	6,836	Benmosche	2,079,268
Burwell	553	Keane	1,210	Rein	364,193
Dole	6,836	Leighton	6,836	Toppeta	381,852
Grisé	178	Price	6,836	Weber	359,977
Houghton	6,836	Sicchitano	1,536	Wheeler	164,209

Mr. Kilts, who was elected to the Board as of January 1, 2005, and Messrs. Hubbard and Satcher, who were elected to the Board as of February 1, 2007, did not receive stock options because compensation for Directors is no longer payable by MetLife in the form of stock options, but is paid 50% in cash and 50% in stock.

All Directors and executive officers as of March 1, 2007, as a group, held 2,098,508 options exercisable within 60 days of March 1, 2007.

(4)	Includes shares the Director or executive officer deferred under the Company’s deferred compensation program (“Deferred Shares”) but could acquire within 60 days of March 1, 2007, such as by ending employment or service as a Director, or by taking early distribution of the shares with a 10% deduction as described on page 53. Does not include Deferred Shares to the extent the Company would delay payment in order to comply with Section 409A, as described on page 53.

MetLife 2007 Proxy Statement

(5)	Includes Long Term Plan payouts that will be received within 60 days of March 1, 2007 by Mr. Benmosche in connection with his retirement. See page 55 for a discussion of the impact of retirement on the receipt of Long Term Plan payouts.

(6)	The Board of Directors of MetLife, as an entity, but not any Director in his or her individual capacity, is deemed to beneficially own the shares of common stock held by the MetLife Policyholder Trust because the Board will direct the voting of those shares on certain matters submitted to a vote of shareholders. This number of shares deemed owned by the Board of Directors is reflected in Amendment No. 28 to Schedule 13D referred to below under the heading “Security Ownership of Certain Beneficial Owners” on page 63.

(7)	Does not include shares of MetLife common stock held by the MetLife Policyholder Trust that are beneficially owned by the Board of Directors, as an entity, as described in note (6), but includes the shares allocated to the Directors in their individual capacities, as described in note (2). Includes 2,098,508 shares that are subject to options that are exercisable within 60 days of March 1, 2007 by all Directors and executive officers of the Company as of March 1, 2007, as a group, including the shares that are subject to options described in note (3). Does not include 2,313,621 shares of MetLife common stock beneficially owned by Mr. Benmosche, who retired from the Company effective July 1, 2006 and was not an executive officer as of March 1, 2007.

(8)	The beneficial owner of the Series B Preferred Shares has sole voting and investment power over the shares shown in this column opposite his name. Holders of Series B Preferred Shares do not vote in the election of Directors, and otherwise have limited voting rights.

Deferred Shares Not Beneficially Owned and Deferred Share Equivalents.

Deferred Shares that could not be acquired within 60 days of March 1, 2007 are not considered beneficially owned. Deferred cash compensation or auxiliary benefits that Directors or executive officers have chosen to be measured in value by the performance of MetLife common stock (“Deferred Share Equivalents”) are also not deemed beneficially owned because their payment is not made in MetLife common stock. Each, however, aligns the Directors’ and Named Executive Officers’ interests with the interests of the Company’s shareholders since the value of Deferred Shares and Deferred Share Equivalents depends upon the price of MetLife common stock. The table below sets forth information on the Directors’ and Named Executive Officers’ Deferred Shares that could not be acquired within 60 days and their Deferred Share Equivalents, as of March 1, 2007.

Deferred Shares and/or
Name	Deferred Share Equivalents

Henrikson	56,798
Grisé	1,825
Kamen	10,350
Kaplan	8,614
Kilts	7,488
Leighton	10,856
Price	11,036
Satcher	310
Sicchitano	1,522
Steere	25,459
Benmosche	205,788
Rein	36,387
Toppeta	37,133
Weber	33,375
Wheeler	11,942

MetLife 2007 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such person with respect to the Company. The Company believes that during fiscal 2006, except for one report not timely filed by Mr. Kamen regarding ownership of 86 shares of MetLife’s common stock held in the MetLife Policyholder Trust, all filings required to be made by reporting persons were timely made in accordance with the requirements of the Exchange Act.

MetLife 2007 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following persons have reported to the SEC beneficial ownership of more than 5% of MetLife common stock:

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Class

Beneficiaries of the MetLife Policyholder Trust(1)	274,293,334	36.3%
c/o Wilmington Trust Company, as Trustee Rodney Square North 1100 North Market Street Wilmington, DE 19890
FMR Corp.(2)	47,253,335	6.216%
82 Devonshire Street Boston, Massachusetts 02109
Barclays Global Investors, NA(3)	39,129,064	5.14%
45 Fremont Street San Francisco, California 94105

(1)	The Board of Directors of the Company has reported to the SEC that, as of February 26, 2007, it, as an entity, had shared voting power over 274,293,334 shares of MetLife common stock held in the MetLife Policyholder Trust. The Board’s report is in Amendment No. 28, filed on March 1, 2007, to the Board’s Schedule 13D. MetLife created the Trust when Metropolitan Life Insurance Company, a wholly-owned subsidiary of MetLife, converted from a mutual insurance company to a stock insurance company in April 2000. At that time, eligible Metropolitan Life Insurance Company policyholders received beneficial ownership of shares of MetLife common stock, and MetLife transferred these shares to a Trust, which is the record owner of the shares. Wilmington Trust Company serves as Trustee. The policyholders, as Trust beneficiaries, have sole investment power over the shares, and can direct the Trustee to vote their shares on matters identified in the Trust Agreement. However, the Trust Agreement directs the Trustee to vote the shares held in the Trust on some shareholder matters as recommended or directed by MetLife’s Board of Directors and, on that account, the Board, under SEC rules, shares voting power with the Trust beneficiaries and the SEC has considered the Board, as an entity, a beneficial owner under the rules.

(2)	Based solely on a Schedule 13G filed with the SEC on February 14, 2007 by FMR Corp. (“FMR”) and Edward C. Johnson 3d, Chairman of FMR (together, the “FMR Reporting Persons”). The FMR Reporting Persons each reported aggregate beneficial ownership at December 31, 2006 of 47,253,335 shares of MetLife common stock, including ownership attributable to the investment advisory and investment management activities of Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Pyramis Global Advisors Trust Company and Fidelity Management Trust Company, each a wholly-owned subsidiary of FMR, and of Fidelity International Limited (“FIL”), an entity controlled predominantly by members of the family of Mr. Johnson or trusts for their benefit. FIL and FMR disclaim that they are a “group” for purposes of the SEC beneficial ownership rules. The Schedule 13G reports, with respect to such shares, sole dispositive power over 47,253,335 shares and sole voting power over 3,039,881 shares. Included in the shares reported to be beneficially owned are 9,779,284 shares that FMR estimates are receivable upon settlements of certain stock purchase contracts constituting part of MetLife’s 6.375% Common Equity Units.

(3)	Based solely on a Schedule 13G filed with the SEC on January 23, 2007 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and

MetLife 2007 Proxy Statement

Banking Company Limited, and Barclays Global Investors Japan Limited (together, the “Barclays Reporting Persons”). The Barclays Reporting Persons reported aggregate beneficial ownership at December 31, 2006 of 39,129,064 shares of MetLife common stock, which are reported held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Barclays Reporting Persons disclaim that they constitute a “group” for purposes of the SEC beneficial ownership rules. The Schedule 13G reports, with respect to such shares, sole dispositive power over 39,129,064 shares, and sole voting power over 34,579,372 shares.

MetLife 2007 Proxy Statement

Appendix A

Categorical Standards Regarding Director Independence

(Excerpt from Corporate Governance Guidelines)

The Board of Directors has developed the following categorical standards for determining the materiality of relationships that the Directors may have with the Company. A Director shall not be deemed to have a material relationship with the Company that impairs the Director’s independence as a result of any of the following relationships:

•	the Director is an officer or other person holding a salaried position of an entity (other than a principal, equity partner or member of such entity) that provides professional services to the Company and the amount of all payments from the Company to such entity during the most recently completed fiscal year was less than two percent of such entity’s consolidated gross revenues;

•	the Director is the beneficial owner of less than five percent of the outstanding equity interests of an entity that does business with the Company;

•	the Director is an executive officer of a civic, charitable or cultural institution that received less than the greater of $1 million or two percent of its consolidated gross revenues, as such term is construed by the New York Stock Exchange for purposes of Section 303A.02(b)(v) of the Corporate Governance Standards, from the Company and the MetLife Foundation for each of the last three fiscal years;

•	the Director is an officer of an entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either the Company’s or the business entity’s indebtedness is less than three percent of the total consolidated assets of such entity as of the end of the previous fiscal year; and

•	the Director obtained products or services from the Company on terms generally available to customers of the Company for such products or services.

The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship.

The Board shall undertake an annual review of the independence of all non-management Directors. To enable the Board to evaluate each non-management Director, in advance of the meeting at which the review occurs, each non-management Director shall provide the Board with full information regarding the Director’s business and other relationships with the Company, its affiliates and senior management.

Directors must inform the Board whenever there are any material changes in their circumstances or relationships that could affect their independence, including all business relationships between a Director and the Company, its affiliates, or members of senior management, whether or not such business relationships would be deemed not to be material under any of the categorical standards set forth above. Following the receipt of such information, the Board shall reevaluate the Director’s independence.

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Mark Here The Board of Directors recommends a vote “FOR” Proposals 1 and 2. for Address Change or Comments PLEASE SEE REVERSE SIDE 1. Election of Class II Directors FOR WITHHOLD 2. Ratification of FOR AGAINST ABSTAIN The Class II nominees for appointment of Deloitte election as Directors are: & Touche LLP as independent auditor for 2007(01) Burton A. Dole, Jr. (02) R. Glenn Hubbard (03) James M. KiltsElectronic Delivery:(04) Charles M. Leighton You may consent to receive MetLife, Inc.’s Annual Reports to (05) David Satcher Shareholders, Proxy Statements, and other shareholder communications electronically at: https://vault.melloninvestor.com/isd.Instruction: To withhold authority to vote for any individual nominee(s), write the name(s) or number(s) as listed above in the space provided If you plan to attend below. the meeting, pleaseExceptions: ___mark this box. ___Signature of Shareholder(s)___Signature of Shareholder(s)___Dated:___(When signing as attorney, executor, administrator, trustee, or in another representative capacity, include title.)? FOLD AND DETACH HERE BEFORE MAILING CARD ?Vote by Internet or telephone24 hours a day, 7 days a weekInternet and telephone voting is available through 11:59 p.m. Eastern Daylight Time on April 23, 2007Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.INTERNET TELEPHONE MAILhttp://www.proxyvoting.com/met 1-866-540-5760Use the Internet to vote. OR Use any touch-tone OR Mark, sign and date your Have your proxy card in telephone to vote. Have proxy card and return it in hand when you access the your proxy card in hand the enclosed postage-paid web site. when you call. envelope.IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

MetLife, Inc. Proxy CardProxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2007 Annual Meeting, April 24, 2007The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) James L. Lipscomb, Gwenn L. Carr, and Richard S. Collins, or any of them, each with full power of substitution, as proxies to vote all shares of MetLife, Inc. Common Stock that the shareholder(s) would be entitled to vote on all matters that may properly come before the 2007 Annual Meeting and at any adjournments or postponements thereof. The proxies are authorized to vote in accordance with the specifications indicated by the shareholder(s) on the reverse of this proxy card. If this proxy card is signed and returned by the shareholder(s), and no specifications are indicated, the proxies are authorized to vote as recommended by the Board of Directors of MetLife, Inc. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2007 Annual Meeting and at any adjournments or postponements thereof.(Continued and to be dated and signed on the reverse side.)Address Change/Comments (Mark the corresponding box on the reverse side)? FOLD AND DETACH HERE ?

The Board of Directors recommends a vote “FOR” Proposals 1 and 2.1. Election of Class II Directors FOR WITHHOLD 2. Ratification of FOR AGAINST ABSTAIN The Class II nominees for appointment of Deloitte & Touche LLP as election as Directors are: independent auditor for 2007(01) Burton A. Dole, Jr. (02) R. Glenn Hubbard (03) James M. Kilts (04) Charles M. Leighton (05) David SatcherInstruction: To withhold authority to vote for any individual nominee(s), write the name(s) or number(s) as listed above in the space provided below.Exceptions: ___ ___Signature of Shareholder(s)___Signature of Shareholder(s)___Dated:___(When signing as attorney, executor, administrator, trustee, or in another representative capacity, include title.)? FOLD AND DETACH HERE BEFORE MAILING CARD ?Vote by Internet or telephone24 hours a day, 7 days a weekInternet and telephone voting is available through 5:59 p.m. Eastern Daylight Time on April 20, 2007Your Internet or telephone vote authorizes the Plan Trustee to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction Form.INTERNET TELEPHONE MAILhttp://www.proxyvoting.com/met 1-866-540-5760Use the Internet to vote. Have OR Use any touch-tone OR Mark, sign and date your your Voting Instruction Form in telephone to vote. Have Voting Instruction Form hand when you access the your Voting Instruction and return it in the web site. Form in hand when you enclosed postage-paid call. envelope.IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR VOTING INSTRUCTION FORM.

MetLife, Inc. Voting Instruction FormProxy solicited on behalf of the Board of Directors of MetLife, Inc. for the 2007 Annual Meeting, April 24, 2007Mellon Bank, N.A., is the Trustee (the “Plan Trustee”) of the Trust for the Savings and Investment Plan for Employees of Metropolitan Life and Participating Affiliates (the “Plan”).As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of MetLife, Inc. Common Stock that are allocated to your Plan account and shown on the reverse of this voting instruction form. The Plan Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements. You may instruct the Plan Trustee how to vote by telephone, Internet or signing and returning this voting instruction form. See the reverse side of this form for instructions on how to vote. A postage-paid envelope is enclosed.The Plan Trustee must receive your voting instructions by April 20, 2007 at 6:00 p.m., Eastern Daylight Time, to vote in accordance with the instructions.The Plan Trustee will vote your Plan shares in accordance with the specifications indicated by you on the reverse of this voting instruction form. If the Plan Trustee does not receive your instructions by April 20, 2007 at 6:00 p.m., Eastern Daylight Time, the Plan Trustee will vote your Plan shares in the same proportion as the Plan shares for which it has received instructions. If you sign and return this voting instruction form and no specifications are indicated, your Plan shares will be voted as recommended by the Board of Directors of MetLife, Inc. On any matters that may be presented for a vote at the 2007 Annual Meeting and any adjournments or postponements thereof other than those described on the reverse of this voting instruction form, your Plan shares will be voted in the discretion of the proxies appointed by the shareholders.You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-Plan shares must be voted separately from your Plan shares.(Continued and to be dated and signed on the reverse side.)? FOLD AND DETACH HERE ?